AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2001
                                                      REGISTRATION NO. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       BOWATER CANADA FINANCE CORPORATION
             (Exact name of registrant as specified in its charter)


Nova Scotia, Canada                      2621                None
(State or other jurisdiction of   (Primary Standard          (I.R.S. employer
incorporation or organization)    Industrial Classification  identification no.)
                                  Code Number)

                              BOWATER INCORPORATED
             (Exact name of registrant as specified in its charter)


Delaware                                2621                 62-0721803
(State or other jurisdiction of   (Primary Standard          (I.R.S. employer
incorporation or organization)    Industrial Classification  identification no.)
                                  Code Number)

                             55 EAST CAMPERDOWN WAY
                              POST OFFICE BOX 1028
                             GREENVILLE, S.C. 29602
                                 (864) 271-7733
                        (Address, including ZIP Code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                             ANTHONY H. BARASH, ESQ.
                    SENIOR VICE PRESIDENT--CORPORATE AFFAIRS,
                          GENERAL COUNSEL AND SECRETARY
                              BOWATER INCORPORATED
                             55 EAST CAMPERDOWN WAY
                              POST OFFICE BOX 1028
                             GREENVILLE, S.C. 29602
                                 (864) 271-7733
                     (Name, address, including ZIP Code, and
                        telephone number, including area
                           code, of agent for service)

                                    Copy To:
                                PETER GATES, ESQ.
                            CARTER LEDYARD & MILBURN
                                  2 WALL STREET
                              NEW YORK, N.Y. 10005
                                 (212) 732-3200

        Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.


        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
                                    Proposed maximum
  Title of each                         offering
     class of        Amount to be    price per Note      Proposed maximum        Amount of
 securities to be     registered          (1)           aggregate offering     registration
    registered                                              price (1)               fee
-------------------------------------------------------------------------------------------
7.95% Notes due
2011 (2)             $600,000,000         100%             $600,000,000          $143,400
-------------------------------------------------------------------------------------------
Guarantees of
7.95% Notes due
2011 (2)                 (3)              (3)                  (3)                  (3)
-------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2) The notes will be issued by Bowater Canada Finance Corporation and unconditionally guaranteed by Bowater Incorporated.

(3) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the notes.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                  SUBJECT TO COMPLETION. DATED DECEMBER 10, 2001

                       BOWATER CANADA FINANCE CORPORATION
                                OFFER TO EXCHANGE
                              7.95% NOTES DUE 2011
                          UNCONDITIONALLY GUARANTEED BY
                              BOWATER INCORPORATED

                              --------------------

                           Terms of the Exchange Offer

     o We are offering to exchange $600,000,000 total principal amount of our new 7.95% Notes due 2011, which we refer to as the "exchange notes," for any and all of our outstanding 7.95% Notes due 2011, which we refer to as the "original notes."

     o The exchange offer expires at 5:00 p.m., New York City time, on January , 2002, unless we extend it.

     o We will exchange all original notes that are validly tendered and not validly withdrawn.

     o You may withdraw tenders of original notes at any time before the exchange offer expires.

     o    We will not receive any proceeds from the exchange offer.

     o The terms of the exchange notes are substantially identical to those of the original notes, except for transfer restrictions, registration rights and liquidated damages relating to the original notes.

     o The exchange notes are evidence of the same indebtedness as the original notes.

     o The exchange of original notes for exchange notes will not be a taxable event for U.S. federal or Canadian federal income tax purposes.


        There is no existing market for the exchange notes and we do not intend to apply for their listing on any securities exchange.
                             ----------------------

        SEE "RISK FACTORS" BEGINNING ON PAGE 12 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER ABOUT US, BOWATER INCORPORATED AND THE EXCHANGE NOTES.
                             ----------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     The date of this prospectus is December  , 2001.

                             ----------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

    Forward Looking Statements................................................1

    Where You Can Find More Information about Bowater Incorporated............1

    Summary...................................................................3

    Risk Factors.............................................................12

    Use of Proceeds..........................................................18

    Capitalization...........................................................19

    Selected Summary Financial Data..........................................21

    Exchange Offer...........................................................25

    Business and Properties..................................................37

    Description of the Exchange Notes........................................41

    United States Federal and Canadian Income Tax Considerations.............58

    Plan of Distribution.....................................................64

    Legal and Tax Matters....................................................65

    Experts..................................................................65


================================================================================

                           FORWARD-LOOKING STATEMENTS

        We and Bowater have made forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this prospectus and in the documents incorporated by reference in this prospectus. These forward-looking statements include, for example, statements about Bowater's business outlook, assessment of market conditions, strategies, future plans, future sales, prices of Bowater's major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. For these statements, we and Bowater claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on the expectations of Bowater's management and involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For further discussion of these risks, see "Risk Factors" beginning on page 12 of this prospectus. Other risks besides those listed in "Risk Factors" also could adversely affect us or Bowater. Neither we nor Bowater undertakes any obligation to publicly update or revise any forward-looking statements.

        You should consult any additional disclosures Bowater makes in its periodic reports filed with the SEC. See "Where You Can Find More Information About Bowater Incorporated."




                       WHERE YOU CAN FIND MORE INFORMATION
                           ABOUT BOWATER INCORPORATED

        Bowater files annual, quarterly and current reports, proxy statements and other information with the SEC. Its SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document Bowater files with the SEC at its public reference facilities:

 Public Reference Room Office    Northeast Regional Office      Midwest Regional Office
    450 Fifth Street, N.W.              233 Broadway                Citicorp Center
          Room 1024               New York, New York 10007      500 West Madison Street
    Washington, D.C. 20549                                            Suite 1400
                                                              Chicago, Illinois 60661-251


        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Bowater's SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        WE "INCORPORATE BY REFERENCE" IN THIS PROSPECTUS CERTAIN INFORMATION FILED BY BOWATER WITH THE SEC, WHICH MEANS THAT WE DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION TO YOU BY REFERRING TO THOSE DOCUMENTS. THE INFORMATION INCORPORATED BY REFERENCE IS AN IMPORTANT PART OF THIS PROSPECTUS, AND INFORMATION THAT BOWATER SUBSEQUENTLY FILES WITH THE SEC WILL AUTOMATICALLY UPDATE AND SUPERCEDE THE INFORMATION IN THIS PROSPECTUS AND IN BOWATER'S OTHER FILINGS WITH THE SEC. We incorporate by reference the documents listed below, which Bowater has already filed with the SEC, and any future filings Bowater makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering of the notes contemplated by this prospectus is terminated:

     o Bowater's Annual Report on Form 10-K for the year ended December 31, 2000 (including Amendment No. 1 to that report);

     o Bowater's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 (including Amendment No. 1 to that report), June 30, 2001 and September 30, 2001;

     o Bowater's Current Reports on Form 8-K filed on April 4, 2001 (including Amendments No. 1 and No. 2 to that report), on October 9, 2001 (including Amendment No. 1 to that report) and on October 23, 2001; and

     o The audited consolidated financial statements of Alliance Forest Products Inc. (now known as "Bowater Canadian Forest Products Inc.") on pages F-1 to F-32 of the prospectus included in Bowater's registration statement on Form S-3 (Registration No. 333-62348).

        THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF ORIGINAL NOTES UPON WRITTEN OR ORAL REQUEST. YOU MAY REQUEST THIS INFORMATION BY WRITING TO BOWATER INCORPORATED AT 55 EAST CAMPERDOWN WAY, GREENVILLE, SOUTH CAROLINA 29601 (ATTENTION: INVESTOR RELATIONS DEPARTMENT) OR BY CALLING (864) 271-7733. TO OBTAIN TIMELY DELIVERY, HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                                    SUMMARY

        You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus about us, our parent company, Bowater Incorporated, and this offering. Unless the context requires otherwise: (1) "Bowater" refers to our parent company, Bowater Incorporated, and its subsidiaries; (2) "we," "us" and "our" each refers to Bowater Canada Finance Corporation; and (3) the term "notes" refers to the original notes and the exchange notes collectively.

BOWATER INCORPORATED

        Bowater is a global leader in the manufacture, sale and distribution of newsprint. Bowater also manufactures, sells and distributes uncoated groundwood specialty paper, coated groundwood paper, market pulp and lumber. As a result of Bowater's acquisition of Alliance Forest Products Inc., Bowater has 12 pulp and paper mills in the United States, Canada and South Korea and 13 North American sawmills that produce softwood and hardwood lumber. Bowater manages and controls approximately 1.6 million acres of timberlands in the United States and Canada and has 32 million acres of timber cutting rights in Canada to support these facilities. Bowater has agreed to sell approximately 112,000 acres and leasehold interests in approximately 5,000 acres of timberlands for aggregate consideration of approximately $108 million.

        The principal offices of Bowater are at 55 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that address is
(864) 271-7733.

ACQUISITION OF ALLIANCE FOREST PRODUCTS INC.

        Bowater completed the acquisition of all of the outstanding capital stock of Alliance on September 24, 2001. Following this acquisition, Bowater changed Alliance's name to Bowater Canadian Forest Products Inc.

        The aggregate purchase price to shareholders for the acquisition was approximately $486 million, consisting of 5,035,863 shares of Bowater's common stock (including Toronto Stock Exchange listed shares exchangeable on a one-for-one basis for shares of Bowater's common stock) and $251 million in cash. Bowater also repaid approximately $273 million of Alliance's outstanding debt. Bowater financed the cash portion of the purchase price and the debt repayment with $500 million of borrowings under a bridge credit agreement.

        Bowater expects that the acquisition will increase earnings. Bowater expects to achieve annual cost savings and operating synergies in connection with the acquisition of approximately $60 million by the end of 2002. Through this acquisition, Bowater has increased its annual newsprint, coated and uncoated groundwood specialty papers capacity to approximately 4.6 million metric tons, and Bowater has increased its annual lumber capacity to approximately 1.0 billion board feet.

BOWATER CANADA FINANCE CORPORATION

        We are an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada, and a wholly-owned subsidiary of Bowater. Bowater formed us for the purpose of providing financing to Bowater in Canada. We have no independent operations, our only material liabilities consist of the original notes, and our only material assets consist of our ownership interests in indirect wholly-owned subsidiaries of Bowater.

        Our principal offices are c/o Bowater Incorporated at 55 East Camperdown Way, Greenville, South Carolina 29601, and our telephone number at that address is (864) 271-7733.

RECENT DEVELOPMENTS

        In November 2001, Bowater completed the sale of four subsidiaries that own or lease approximately 147,000 acres of timberland in North Carolina, South Carolina, Georgia and Tennessee, for aggregate consideration of $121.6 million, to two purchasers in separate transactions.

        On January 1, 2002, Bowater anticipates amalgamating Alliance with its wholly-owned indirect subsidiary, Bowater Pulp and Paper Canada Inc. The resulting amalgamated company will be called "Bowater Canadian Forest Products Inc."

SUMMARY OF EXCHANGE OFFER

        The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained in the "Exchange Offer" section of this prospectus.

The Exchange Offer................ We are offering to issue up to $600,000,000 aggregate principal amount of exchange
                                   notes in exchange for a like principal
                                   amount of original notes. This exchange offer will satisfy our obligations under the exchange and registration rights agreement that we entered into when we sold the original notes. We will issue the exchange notes on or promptly after the expiration date of the exchange offer.

Expiration Date; Tenders.........  The exchange offer will expire at
                                   5:00 p.m., New York City time, on Janury
                                       , 2002, unless we extend it, in which
                                   case the expiration date will mean the
                                   latest date and time to which we extend the exchange offer.

                                   By tendering your original notes,
                                   you represent to us that:

                                       o   you are not our "affiliate," as
                                           defined in Rule 405 under the
                                           Securities Act of 1933;

                                       o   any exchange notes you receive in
                                           the exchange offer are being
                                           acquired by you in the ordinary
                                           course of your business;

                                       o   at the time of commencement
                                           of the exchange offer, neither
                                           you nor, to your knowledge, anyone
                                           receiving exchange notes
                                           from you, has any arrangement or
                                           understanding with any person to
                                           participate in the distribution, as
                                           defined in the Securities
                                           Act, of the exchange notes
                                           in violation of the Securities Act;

                                       o   if you are not a participating
                                           broker-dealer, you are not engaged
                                           in, and do not intend to engage in,
                                           the distribution of the exchange
                                           notes, as defined in the Securities
                                           Act; and

                                       o   if you are a broker-dealer, you will
                                           receive
                                           the exchange notes for your own
                                           account in exchange for original
                                           notes that were acquired by you
                                           as a result of your market-making
                                           or other trading activities and you
                                           will deliver a prospectus
                                           in connection with any resale of the
                                           exchange notes in connection with
                                           any resale of the exchange
                                           notes you receive. For further
                                           information regarding resales of the
                                           exchange notes by participating
                                           broker-dealers, see the discussion
                                           below under the caption "Plan of
                                           Distribution."

Resale...........................  We believe that the exchange notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act if:

                                       o   you are acquiring the exchange
                                           notes in the ordinary course of your
                                           business; and

                                       o   you are not participating, do not
                                           intend to participate, and have no
                                           arrangement or understanding with any
                                           person to participate, in
                                           a distribution of the exchange notes.

                                   Each participating broker-dealer that
                                   receives exchange notes for its own
                                   account under the exchange offer in
                                   exchange for original notes that were
                                   acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                   Any holder of original notes who:

                                       o   is our "affiliate;"

                                       o   does not acquire exchange notes in
                                           the ordinary course of its business;
                                           or

                                       o   exchanges original notes in the
                                           exchange offer with the intention to
                                           participate, or for
                                           the purpose of participating, in a
                                           distribution of exchange notes,

                                   must, in the absence of an
                                   exemption, comply with the
                                   registration and prospectus
                                   delivery requirements of the
                                   Securities Act in connection with
                                   the resale of the exchange notes.

Conditions to Exchange Offer.....  The exchange offer is not subject to conditions other than that (1) it shall not violate applicable law or any applicable interpretation of the staff of the SEC and
                                   (2) no governmental authority has suspended or threatened to suspend the registration of the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange.

Procedures for Tendering
Original Notes...................  If you wish to tender your original notes for exchange notes
                                   pursuant to the exchange offer,
                                   you must transmit to The Bank of
                                   New York, as exchange agent, on or
                                   before the expiration date,
                                   either:

                                       o   a properly completed
                                           and duly executed letter
                                           of transmittal, which
                                           accompanies this
                                           prospectus, or a facsimile
                                           of the letter of
                                           transmittal, together with
                                           your original notes and
                                           any other required
                                           documentation, to the
                                           exchange agent at its
                                           address listed in this
                                           prospectus and on the
                                           front cover of the letter
                                           of transmittal; or

                                       o   a computer-generated
                                           agent's message
                                           transmitted through The
                                           Depository Trust Company's
                                           Automated Tender Offer
                                           Program system and
                                           received by the exchange
                                           agent and forming a part
                                           of a confirmation of
                                           book-entry transfer in
                                           which you acknowledge and
                                           agree to be bound by the
                                           terms of the letter of
                                           transmittal.

                                   If you cannot satisfy either of
                                   these procedures on or before the
                                   expiration date, then you should
                                   comply with the guaranteed
                                   delivery procedures described
                                   below.

                                   Do not send letters of transmittal
                                   or certificates representing
                                   original notes to us.

Special Procedures for
Beneficial Owners................  If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the original notes in your name or (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your original notes.

Guaranteed Delivery
Procedures.......................  If you wish to tender your original notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed before the expiration date, you must tender your original notes according to the guaranteed delivery procedure described in this prospectus under "Exchange Offer - Procedures for Tendering Original Notes - Guaranteed Delivery Procedures."

Acceptance of Original Notes and
Delivery of Exchange Notes.......  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all original notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights................  You may withdraw the tender of your original notes at any time before 5:00 p.m., New York
                                   City time, on the expiration date,
                                   by complying with the procedures
                                   for withdrawal described in this
                                   prospectus under "Exchange Offer -
                                   Withdrawal Rights."

Federal Income Tax
Considerations...................  The exchange of original notes will not be a taxable
                                   event for United States federal
                                   income tax purposes. For a discussion of the material federal income tax consequences relating to the exchange of original notes, see "United States Federal and Canadian Income Tax Considerations--United States Federal Income Tax Consequences."

Exchange Agent...................  The Bank of New York, the trustee under the indenture governing the original notes, is serving as the exchange agent.

Consequences of Failure to
Exchange Original Notes for
Exchange Notes...................  If you do not exchange your original notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the original notes and in the indenture (which governs both the exchange notes and the original notes). In general, the original notes may not be offered or sold, unless registered under, pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the original notes under the Securities Act.

                                   Because we anticipate that most holders of
                                   original notes will elect to exchange their
                                   original notes, we expect that the
                                   liquidity of the markets, if any, for the
                                   original notes remaining outstanding after
                                   the completion of the exchange offer will be
                                   substantially limited.
Exchange and Registration
Rights Agreement.................  The exchange and registration rights agreement entitles you to an opportunity to exchange your original notes for new transferable notes with substantially the identical terms. The exchange offer satisfies this right.  After the exchange
                                   offer is completed and you have had the
                                   opportunity to receive exchange notes, you will no longer be entitled to any exchange or registration rights with respect to your original notes or to additional interest in respect of the original notes.

                    SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

        The following summary of the terms of the exchange notes is not a complete description. See "Description of the Exchange Notes" for further information regarding the terms of the exchange notes.

Issuer..................      Bowater Canada Finance Corporation

Notes Offered...........      $600 million in principal amount of 7.95% Notes
                              due 2011 and registered under the Securities Act.

Maturity................      November 15, 2011

Interest................      Interest will accrue from the issue date of the
                              exchange notes at a rate equal to 7.95% per year. In addition, holders of the exchange notes will be entitled to receive an amount equal to the accrued, but unpaid, interest on the original notes. We will pay interest on the exchange notes on May 15 and November 15 of each year, beginning on May 15, 2002. The payment of interest on the exchange notes will be in lieu of payment of any accrued but unpaid interest on original notes tendered for exchange.

Ranking.................      The exchange notes will be our senior obligations
                              and will rank equally with our existing and future senior unsecured debt (including any original notes that remain unexchanged). Upon completion of this exchange offering, we will not have any senior debt outstanding other than the exchange notes and, to the extent that any remain unexchanged, the original notes.

Guarantees..............      Our parent company, Bowater Incorporated, will
                              fully and unconditionally guarantee the
                              exchange notes. The guarantees of the exchange notes will rank equally with the other senior unsecured debt of Bowater, which totaled $1,843.8 million as of September 30, 2001 (including $62.8 million of guarantees).

Redemption By Us........      We may redeem all or a portion of the exchange
                              notes from time to time at a price equal to the greater of:

                                  o   100% of the principal amount thereof; or

                                  o   the sum of the present value of the
                                      principal  amount and interest on the
                                      exchange notes being redeemed plus
                                      a make-whole premium.

Restrictive Covenants...      The indenture governing the notes restricts our
                              ability and the ability of Bowater to create certain liens, enter into sale and leaseback transactions and merge or consolidate.

Governing Law...........      The exchange notes and the indenture governing
                              the notes are governed by the laws of the state of New York.

Risk Factors............      You should carefully consider all of the
                              information contained in this prospectus, including the discussions under the caption "Risk
                              Factors" beginning on page 12, regarding specific risks about us, Bowater and the exchange notes.

                                  RISK FACTORS

        Before exchanging your original notes for exchange notes, you should carefully consider the following risk factors as well as the other information contained in or incorporated by reference into this prospectus.

RISKS RELATED TO THE EXCHANGE NOTES

We are a financing subsidiary with no independent operations and, accordingly, will depend on the cash flow of Bowater and its subsidiaries to satisfy our obligations under the notes.

        We are a financing subsidiary with no independent operations, sources of income or assets, other than our equity interests in our subsidiaries. Accordingly, we will depend on payments on intercompany loans to our subsidiaries or other distributions or payments to us by Bowater to make payments on the notes. These subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the notes. Consequently, we cannot assure you that the amounts we receive from Bowater or our subsidiaries will be sufficient to enable us to service our obligations on the notes.

Bowater's substantial indebtedness could adversely affect its financial health and prevent us from fulfilling our obligations under the notes.

        Bowater has a significant amount of indebtedness. As of September 30, 2001, after giving effect to the offering of the original notes, Bowater would have had outstanding total debt of $2,375.4 million, a ratio of earnings to fixed charges of 2.3x and stockholders' equity of $2,041.0 million.

        Bowater's substantial amount of debt could have important consequences for you. For example, it could:

        o limit Bowater's ability to make payments to us to enable us to satisfy our obligations with respect to the notes;

        o limit Bowater's ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

        o increase Bowater's vulnerability to adverse economic and industry conditions;

        o require Bowater to dedicate a substantial portion of its cash flow from operations to us so that we can make payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

        o limit Bowater's flexibility in planning for, or reacting to, changes in its business and its industry; and

        o place Bowater at a competitive disadvantage compared to its competitors that have less debt.

If an active trading market does not develop for the exchange notes, you may not be able to resell the exchange notes.

        There is no established market for the original notes, and we do not intend to list the exchange notes on any securities exchange. The liquidity of any market for the exchange notes will depend upon various factors, including:

        o  the number of holders of the exchange notes;

        o the interest of securities dealers in making a market for the exchange notes;

        o  the overall market for investment grade securities;

        o  our financial performance and prospects; and

        o  the prospects for companies in our industry generally.

        We cannot assure you that any securities dealers will make a market in the exchange notes or that any such market-making will continue for any period of time. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for fixed income securities generally. As a result, an active trading market may not develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all.

RISKS RELATED TO THE EXCHANGE OFFER

You must follow certain procedures to tender your original notes.

        The exchange notes will be issued in exchange for original notes only after timely receipt by the exchange agent of the original notes and a properly completed and duly executed letter of transmittal (or, in the case of a book-entry transfer, an agent's message) and all other required documents. Therefore, if you desire to tender your original notes in exchange for the exchange notes, you should allow sufficient time to ensure timely delivery. Your failure to follow these procedures may result in delay in receiving exchange notes on a timely basis or in your loss of the right to receive exchange notes. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to tenders of original notes for exchange. If you tender original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

If you do not exchange your original notes for exchange notes, your original notes will continue to have restrictions on transfer.

        If you do not exchange your original notes for exchange notes in the exchange offer, or if your original notes are tendered but not accepted, your original notes will continue to have restrictions on transfer, but will no longer have exchange and registration rights or accrue additional interest as liquidated damages. In general, you may offer or sell any original notes only if the original notes are registered under the Securities Act and applicable state laws, or resold under an exemption from, or in a transaction not subject to, these laws. We do not intend to register any transfers of the original notes under the Securities Act, other than in the limited circumstances described in the exchange and registration rights agreement.

The issuance of the exchange notes may adversely affect the market for original notes.

        If any original notes are exchanged, any trading market for the original notes that remain outstanding could be adversely affected.

RISKS RELATED TO BOWATER'S BUSINESS

Cyclical industry conditions may adversely affect Bowater's results of operations and financial condition.

        Bowater's operating results reflect the cyclical pattern of the forest products industry. Most of Bowater's products are world-traded commodity products. Prices for Bowater's products have been volatile historically, and Bowater, like other participants in the forest products industry, has limited direct influence over the timing and extent of price changes for its products. Instead, these price changes depend primarily on industry supply and customer demand. Industry supply depends primarily on available manufacturing capacity, and customer demand depends on a variety of factors, including the health of the economy in general and the strength of both print media advertising and new home construction. A prolonged and severe weakness in the markets for one or more of Bowater's principal products could seriously impair its results of operations and adversely affect its financial condition.

Intense competition in the forest products industry could adversely affect Bowater's operating results and financial condition.

        The markets for Bowater's products are all highly competitive. Actions by competitors can affect the ability of Bowater to sell its products and can negatively affect the prices at which its products are sold. Bowater's industry is capital intensive, which leads to high fixed costs. Some of Bowater's competitors may be lower-cost producers in some of the businesses in which Bowater operates, and accordingly these competitors may be less adversely affected than Bowater by price declines.

        Developments in electronic data transmission and storage could adversely affect the demand for Bowater's products.

        Bowater's newspaper, magazine and catalog publishing customers increasingly may use, and compete with businesses that use, electronic data transmission and storage instead of newsprint, coated paper, uncoated groundwood specialty papers or other products made by Bowater. Bowater cannot predict the timing or the extent of this trend; however, a continued shift to electronic transmission could cause a decline in demand for these products and, accordingly, Bowater's sales.

Changes in laws and regulations could require substantial additional expenditures by Bowater to comply with these laws and regulations.

        Bowater is subject to a variety of national and local laws and regulations dealing with trade, transportation, currency controls or the environment. Changes in these laws or regulations have required in the past, and could require in the future, substantial expenditures by Bowater. For example, changes in environmental laws and regulations could require Bowater to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs.

        Environmental laws are becoming increasingly more stringent. Consequently, Bowater's compliance and remediation costs could increase materially. For example, in April 1998, the Environmental Protection Agency promulgated new air and water quality standards for the paper industry, known as the "Cluster Rule," aimed at further reductions of pollutants. Bowater anticipates spending approximately $160 million to enable its Catawba, South Carolina, facility to comply with the Cluster Rule and anticipates completing this work by April 2004.

Bowater may be subject to unforeseen environmental liabilities.

        As an owner and operator of real estate and manufacturing and processing facilities, Bowater may be liable under environmental laws for cleanup and other costs and damages, including tort liability, resulting from past or present spills or releases of hazardous or toxic substances on or from its properties. Bowater may incur liability under these laws without regard to whether Bowater knew of, was responsible for or owned the property at the time of, any spill or release of hazardous or toxic substances on its property. In some cases, this liability may not be limited to the value of the property.

Bowater is exposed to currency fluctuations.

        Certain of Bowater's products are sold in currencies other than the U.S. dollar and nearly half of its manufacturing costs and certain financial liabilities are denominated in Canadian dollars. Accordingly, changes in currency exchange rates will impact Bowater's revenues and costs. Increases in the value of the Canadian dollar versus the U.S. dollar would reduce Bowater's earnings, which are reported in U.S. dollars.

        Bowater competes with North American, European and Asian producers in most of its product lines. Variations in the exchange rates between the U.S. dollar and other currencies, particularly those of Canada, Sweden, Finland, and certain Asian countries, significantly affect the competitive position of Bowater compared to many of its competitors.

Bowater is exposed to changes in banking and capital markets and changes in interest rates.

        Bowater requires both short-term and long-term financing to fund its operations, including capital expenditures. Changes in the banking or capital markets could adversely affect the cost or availability of financing. In addition, Bowater is exposed to changes in interest rates with respect to its floating rate debt and all new debt issues. Changes in the capital markets or prevailing interest rates can increase the cost or decrease the availability of financing for Bowater.

Changes in the political or economic conditions in the United States or other countries in which Bowater's products are manufactured or sold can adversely affect Bowater's results of operations.

        Bowater manufactures its products in the United States, Canada and South Korea, and sells its products throughout the world. The economic and political climate of each region has a significant impact on costs, prices of and demand for Bowater's products. Changes in regional economies or political stability can adversely affect the cost of manufacturing and distributing Bowater's products, pricing and sales volume, directly affecting Bowater's results of operations. These changes could also affect the availability or cost of insurance for its facilities.

High costs of raw materials and energy could seriously harm Bowater's operating results.

        Bowater buys energy, chemicals, wood fiber, recycled paper and other raw materials on the open market. The prices for these raw materials are volatile and may change rapidly, directly affecting Bowater's results of operations. Bowater is a major user of renewable natural resources, specifically water and wood fiber. Accordingly, significant changes in climate and agricultural diseases or infestation could adversely affect the financial condition and results of operations of Bowater.

Bowater does not maintain insurance for losses to its standing timber from natural disasters or other causes.

        The volume and value of timber that Bowater can harvest from its lands may be limited by natural disasters such as fire, insect infestation, disease, ice storms, wind storms, flooding and other weather conditions and other causes. As is typical in the industry, Bowater does not maintain insurance for any loss to its standing timber from natural disasters or other causes.

Bowater may not be able to integrate acquisitions successfully.

        As part of its business strategy, Bowater has consummated several acquisitions, including the acquisition of Alliance, and may seek additional acquisition opportunities. Bowater may not succeed in integrating acquired operations. Successful integration of acquired operations, including those of Alliance, will depend primarily on Bowater's ability to consolidate operations, systems and procedures and to eliminate redundancies and excess costs. Acquisitions also may have an adverse effect on Bowater's operating results, particularly in the fiscal quarters immediately following the acquisition while Bowater integrates the acquired operations. Even after Bowater integrates these operations, their revenues and profits may be less than Bowater expects. In addition, Bowater may not realize expected synergies and cost savings in connection with the Alliance acquisition or other future acquisitions.

                                 USE OF PROCEEDS

        This exchange offer will satisfy our obligations under the exchange and registration rights agreement that we entered into when we sold the original notes. We will not receive any proceeds from the exchange offer. In exchange for the exchange notes, we will receive original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not be subject to transfer restrictions, and will not have registration rights or accrue additional interest as liquidated damages. The exchange notes will evidence the same indebtedness as the original notes. We will retire and cancel the original notes that we receive in the exchange offer. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.
We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        The net proceeds that we received from the sale of the original notes on November 6, 2001 were approximately $593.2 million, after deducting the underwriting discount and offering expenses payable by us. We used the proceeds from the sale of the original notes to acquire 99% of Bowater Canada Finance Limited Partnership from Bowater and to capitalize our wholly-owned subsidiary, Bowater Canada Treasury Corporation, which then acquired the remaining 1% of Bowater Canada Finance Limited Partnership from Bowater Ventures Inc., a wholly-owned subsidiary of Bowater. Bowater and Bowater Ventures Inc. used the proceeds from that sale to repay (1) all amounts outstanding under a bridge credit agreement (plus accrued interest of $0.6 million) used to finance the cash portion of the purchase price of the Alliance acquisition and the payment of certain items of Alliance's outstanding debt, (2) bankers acceptance assumed in connection with the Alliance acquisition and (3) other short term borrowings of Bowater.

                                 CAPITALIZATION


        The following table sets forth the capitalization of Bowater and its subsidiaries at September 30, 2001 on an actual basis and on a pro forma as adjusted basis giving effect to the sale of the original notes and the application of the proceeds. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes related to those financial statements incorporated by reference in this prospectus.

                                                              AT SEPTEMBER 30, 2001
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              ---------  ------------
                                                               (Dollars in millions)
Short term bank debt:
     Bridge credit agreement(a)...........................     $  500.0      $    --
     Short term bank debt(a)..............................        509.5        442.2
                                                              ----------------------
       Total short term bank debt.........................      1,009.5        442.2
Total debt, including current installments:
     7.95% Notes due 2011(a)..............................        --           600.0
     9.00% Debentures due 2009............................       250.0         250.0
     9.38% Debentures due 2021............................       200.0         200.0
     10.62% Notes due 2010................................        98.0          98.0
     10.50% Notes due at various dates from 2002 to 2010..        91.8          91.8
     9.50% Debentures due in 2012.........................       125.0         125.0
     10.85% Debentures due 2014...........................        79.2          79.2
     9.25% Debentures due 2002............................        59.1          59.1
     10.60% Notes due 2011................................        70.0          70.0
     7.75% recycling facilities revenue bonds due 2022....        62.0          62.0
     7.40% recycling facilities revenue bonds due 2022....        39.5          39.5
     7.62% recycling facilities revenue bonds due 2016....        30.0          30.0
     Bankers acceptance(a)................................        25.3           --
     10.26% Notes due at various dates from 2002 to 2011..        22.0          22.0
     Government of Quebec Note due 2008...................         9.4           9.4
     Pollution control revenue bonds due at various dates
         from 2002 to 2010 with interest at varying rates
         from 7.4% to 7.62%...............................        13.4          13.4
     Industrial revenue bonds due 2029 with interest at
         floating rates...................................        33.5          33.5
     8.50% Notes due 2001.................................        18.1          18.1
     Bank term loan at floating rates due 2001............        11.0          11.0
     10.25% Debentures due 2003...........................         7.4           7.4
     UDAG loan agreement due 2010 with interest
        varying rates from 5% to 6.5% ....................         7.6           7.6
     11.00% Subordinated Debt due 2003....................         3.8           3.8
                                                              ----------------------
     Total principal amount of long term debt, including
        current installments..............................     1,256.1       1,830.8
                                                              ----------------------
     Net premiums principally from assumed debt of a prior
        acquisition.......................................       104.3         102.4
                                                              ----------------------
        Total long term debt, including current installments   1,360.4       1,933.2
                                                              ----------------------
Minority interests in subsidiaries........................        86.7          86.7
                                                              ----------------------

                                                              AT SEPTEMBER 30, 2001
                                                              -----------------------
                                                                         PRO FORMA AS
                                                               ACTUAL      ADJUSTED
                                                              ---------  -----------
                                                               (Dollars in millions)
Shareholders' equity:
Common Stock, $1.00 par value, 100,000,000 shares
   authorized, and 66,238,911 shares issued
   at September 30, 2001, historical and
   pro forma as adjusted, respectively.....................       66.2          66.2
Exchangeable shares, no par value, unlimited shares
   authorized, and 2,045,669 shares issued and outstanding
   at September 30, 2001, historical and pro forma
   as adjusted, respectively..............................        97.8          97.8
   Additional paid-in capital.............................     1,566.0       1,566.0
   Retained earnings......................................       833.2         833.2
   Accumulated other comprehensive income (loss)..........       (35.8)        (35.8)
   Treasury stock, at cost................................      (486.4)       (486.4)
                                                              ----------------------
          Total shareholders' equity......................     2,041.0       2,041.0
                                                              ----------------------
             Total capitalization.........................    $4,497.6      $4,503.1
                                                              ======================



(a) As reflected in the "Pro forma as adjusted" column, the net proceeds of the 7.95% Notes due 2011 of $593.2 million were used to repay (1) all amounts outstanding under the bridge credit agreement (plus accrued interest of $0.6 million) used to finance the cash portion of the purchase price of the Alliance acquisition and the payment of certain items of Alliance's outstanding debt, (2) bankers acceptance assumed in connection with the Alliance acquisition and (3) other short term bank debt.

                         SELECTED SUMMARY FINANCIAL DATA

BOWATER SELECTED CONSOLIDATED FINANCIAL DATA

        The selected income statement data and balance sheet data set forth in the following table for, and at the end of, each of the years in the five-year period ended December 31, 2000, are derived from the consolidated financial statements of Bowater and its subsidiaries, which financial statements have been audited by KPMG LLP, independent accountants. The selected financial data presented below as of and for the nine-month periods ended
September 30, 2000 and 2001 are derived from the unaudited consolidated financial statements of Bowater and its subsidiaries and, in Bowater's opinion, reflect all adjustments (consisting of normal accruals) necessary to present fairly the data for those periods. Bowater's results of operations for the nine months ended September 30, 2001 may not be indicative of results that may be expected for the full year. You should read the table below in conjunction with Bowater's consolidated financial statements and the related notes to those financial statements and management's discussion and analysis, included in Bowater's annual report on Form 10-K for the year ended December 31, 2000, as amended, and quarterly report on Form 10-Q for the quarter ended September 30, 2001. See "Where You Can Find More Information about
Bowater Incorporated."

        The following table also sets forth selected unaudited pro forma combined income statement data for Bowater and its subsidiaries for the year ended December 31, 2000, and for the nine-month period ended September 30, 2001, which give effect to Bowater's acquisition of Alliance as if the acquisition had been consummated on January 1, 2000. The unaudited pro forma combined income statement data do not purport to represent what the results of operations of Bowater would actually have been if the acquisition had in fact occurred on the assumed dates and they do not project the results of operations of Bowater for any future date or period. The selected unaudited pro forma combined income statement data do not reflect the cost savings and operating synergies Bowater expects to realize in connection with the acquisition. The unaudited pro forma combined financial statements of Bowater are an exhibit to the registration statement of which this prospectus is a part, and we incorporate them by reference into this prospectus.


                                                                                                      NINE MONTHS ENDED AND
                                                                                                          AT SEPTEMBER 30,
                                                    YEAR ENDED AND AT DECEMBER 31,                          (UNAUDITED)
                                    -------------------------------------------------------------    ----------------------------
                                                                                            PRO
                                                                                           FORMA                          PRO
                                                                                            2000                          FORMA
                                      1996      1997     1998(1)(4)  1999(1)(2)   2000(1)    (3)     2000(1)   2001(1)   2001(3)
                                      ----      ----     ----------  ----------   ------   ------    -------   -------   -------
                                                           (in millions, except per share amounts and ratios)
INCOME STATEMENT  DATA:
Sales.............................. $1,839.2   $1,598.9   $2,142.7   $2,311.7   $2,500.3   $3,299.9   $1,842.4  $1,748.9 $2,340.7
Costs of Sales.....................  1,149.6    1,106.8    1,422.2    1,625.2    1,549.9    2,163.8    1,150.5   1,155.1  1,586.6
Depreciation, amortization and
   cost of timber harvested........    174.4      169.8      229.6      300.2      295.2      349.0      217.0     228.6    274.5
Distribution costs.................    120.9      114.4      147.7      177.0      166.6      235.3      127.2     120.1    167.8
Selling and administrative expense.     93.1       72.2       82.6       98.7      132.6      154.1       86.8      77.1     99.1
Impairment of assets...............       --         --      119.6       92.0         --       42.3         --        --       --
Net gain on sale of assets.........     98.1        0.8       21.1      225.4        7.3       14.7        3.4      83.5     88.9
Operating income...................    399.3      136.5      162.1      244.0      363.3      370.1      264.3     251.5    301.6
Income before income taxes and
   minority interests..............    353.2       89.5       15.6      155.8      239.2      210.7      169.1     162.1    176.7
Net income (loss)..................    200.2       53.7      (18.5)      78.7      159.4      140.9      100.9      54.5     67.1
Diluted earnings (loss) per common
   share...........................     4.55       1.25      (0.44)      1.41       3.02       2.44       1.90      1.05     1.18
Dividends declared per common share     0.80       0.80       0.80       0.80       0.80                  0.60      0.60



                                                                                                             NINE MONTHS ENDED AND
                                                                                                               AT SEPTEMBER 30,
                                                               YEAR ENDED AND AT DECEMBER 31,                    (UNAUDITED)
                                               --------------------------------------------------------      ---------------------
                                                  1996       1997    1998(1)(4)   1999(1)(2)     2000(1)     2000(1)    2001(3)
                                                  ----       ----    ----------   ----------    -------      -------    -------

BALANCE SHEET DATA:
Cash and cash equivalents................      $   85.3   $  228.7   $   58.3     $   24.7      $   20.0     $   21.8      $15.8
Timber and timberlands...................         395.7      394.0      472.8        283.2         265.2        271.5      261.1
Fixed assets, net........................       1,636.7    1,554.5    2,885.2      2,581.3       2,981.1      2,939.1    3,819.2
Total assets.............................       2,865.5    2,745.8    5,092.0      4,552.2       5,004.1      4,991.1    5,855.4
Total debt...............................         760.6      758.9    1,830.8      1,505.1       1,931.1      1,942.8    2,369.9
Long term debt, net of current
   installments..........................         759.0      757.1    1,534.6      1,454.6       1,304.7      1,450.3    1,232.3
Other long term liabilities..............         171.7      169.5      356.3        326.1         319.2        345.3      332.2

ADDITIONAL INFORMATION:
Cash flow from operating
   activities............................        $336.2     $195.6     $274.1       $147.0        $416.6       $273.5     $225.9
Cash invested in fixed assets, timber
   and timberlands.......................        (106.9)     (99.6)    (223.2)      (198.5)       (283.2)      (164.5)    (173.0)
EBITDA(5)................................         573.7      306.3      391.7        544.2         658.5        481.3      480.1
Ratio of EBITDA to interest expense......          8.0x       4.5x       4.0x         4.3x          4.9x         4.9x       4.7x
Ratio of total debt to EBITDA(6).........          1.3x       2.5x       4.7x         2.8x          2.9x
Ratio of earnings to fixed charges(7)....          5.7x       2.3x       1.1x         2.0x          2.5x         2.5x       2.3x

------------------------------------------------
(1) In 2000, Bowater acquired a newsprint mill in Grenada, Mississippi. In 1999, Bowater sold Great Northern Paper, Inc. In 1998, Bowater acquired Avenor Inc. (now named Bowater Pulp and Paper Canada Inc.) and a South Korean newsprint mill.

(2) Results for 1999 included a pre-tax net gain on sale of timberlands and other assets of $225.4 million ($128.9 million after tax or $2.34 per diluted share) and a pre-tax impairment charge of $92.0 million ($56.1 million after tax or $1.02 per diluted share).

(3) Bowater acquired Alliance (now named Bowater Canadian Forest Products Inc.) in 2001.

(4) Results for 1998 included a pre-tax net gain on sale of timberlands of $21.1 million ($6.7 million after tax or $.14 per diluted share) and a pre-tax impairment charge of $119.6 million ($73.0 million after tax or $1.53 per diluted share).

(5) EBITDA represents operating income plus depreciation, amortization and cost of timber harvested. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Bowater's operating performance or as a measure of liquidity. EBITDA as presented by Bowater is not necessarily comparable with similarly-titled measures presented by other companies.

(6)     Not meaningful for nine month periods.

(7) The ratio of earnings to fixed charges is computed by dividing "earnings" by fixed charges. Earnings consist of income before income taxes and minority interests plus interest expense (excluding interest capitalized during the period and amortization of previously capitalized interest) plus the portion of rental expenses representative of the interest factor. Fixed charges consist of total interest expense (including interest capitalized during the period) plus the portion of rental expense representative of the interest factor plus amortized premium and discount related to indebtedness.

ALLIANCE SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected consolidated financial data for, and at the end of, each of the years in the five-year period ended December 31, 2000. The data are stated in Canadian dollars and are derived from the consolidated financial statements of Alliance, which consolidated financial statements have been audited by Raymond Chabot Grant Thornton General Partnership, Chartered Accountants. The selected consolidated financial data as of and for the six-month periods ended June 30, 2001 and 2000 are stated in Canadian dollars and are derived from unaudited consolidated financial statements of Alliance and, in Bowater's opinion, reflect all adjustments (consisting of normal accruals) necessary to present fairly the data for those periods. Bowater acquired Alliance on September 24, 2001. You should read the table below in conjunction with Alliance's consolidated financial statements and notes thereto incorporated by reference into this prospectus. See "Where You Can Find More Information About Bowater Incorporated."

                                                                                SIX MONTHS ENDED
                                                                               AND AT JUNE 30(1),
                                      YEAR ENDED AND AT DECEMBER 31,               (UNAUDITED)
                              --------------------------------------------------------------------
                               1996     1997       1998      1999       2000      2000       2001
                              ------  -------    --------  --------   --------  -------    -------
                                               (in millions of Canadian dollars)
INCOME STATEMENT DATA(2):
Net sales..................   $424.0  $ 823.3    $1,085.1  $1,052.7   $1,085.1  $ 547.4    $ 577.5
Cost of goods sold.........    298.4    678.3       864.2     914.0      910.6    467.2      452.2
Selling, general and
  administrative expenses..     21.4     25.4        37.9      37.8       31.7     16.8       18.0

Depreciation, amortization
  and depletion............     22.2     60.8        87.3      89.4       78.7     39.7       46.3
Amortization of the
  deferred gain............       --       --          --        --      (34.4)   (15.0)     (19.4)
Operating income...........     82.0     58.8        95.7      11.5       98.5     38.7       80.4
Earnings (loss) before
  unusual items and income
  taxes...................      80.5     38.2        35.5     (24.2)      87.1     33.4       67.7
Unusual items..............       --       --          --        --      (51.8)   (51.8)       8.3
Net earnings (loss)........     56.0     26.5        25.9     (16.2)     (21.3)   (10.2)      44.5

BALANCE SHEET DATA:
Fixed assets...............    365.6   1,346.7    1,369.7   1,367.1    1,257.5   1142.7     1311.2
Total assets...............    552.8   1,688.9    1,771.8   1,734.4    1,627.9   1530.0     1661.8
Long term debt(3)..........     41.7     501.7      556.4     484.8      330.4    249.6      378.8
Total debt(4)..............     77.3     530.9      567.9     537.7      347.5    259.1      423.6
Shareholders' equity.......    350.6     936.0      957.8     892.4      803.6    771.2      849.9


                                                                                SIX MONTHS ENDED
                                                                               AND AT JUNE 30(1),
                                      YEAR ENDED AND AT DECEMBER 31,               (UNAUDITED)
                              --------------------------------------------------------------------
                               1996     1997       1998      1999       2000      2000       2001
                              ------  -------    --------  --------   --------  -------    -------
                                               (in millions of Canadian dollars)
OTHER FINANCIAL DATA:
Cash flow from operating
  activities...............   $ 75.4  $   78.0   $  130.1  $  122.8   $  $85.5  $  43.0    $  84.4
Acquisition of fixed assets   (157.1)   (214.1)    (114.4)   (120.6)    (225.0)  (101.2)    (174.7)
EBITDA(5)..................    104.2    119.6       183.0     100.9      142.8     63.4      107.3

--------------------
(1) Bowater acquired Alliance (now named Bowater Canadian Forest Products Inc.) on September 24, 2001.

(2)     Alliance's financial statements are prepared using Canadian GAAP.

(3)     Includes long term debt and current portion of the long term debt.

(4) Includes long term debt, current portion of the long term debt and bank indebtedness.

(5) EBITDA represents operating income plus depreciation, amortization and depletion. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Alliance's operating performance or as a measure of liquidity. EBITDA as presented by Alliance is not necessarily comparable with similarly-titled measures presented by other companies.

                                 EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

        On November 6, 2001, we sold $600,000,000 aggregate principal amount of our 7.95% Notes due 2011 in transactions exempt from registration under the Securities Act. In connection with the sale, we and Bowater entered into an exchange and registration agreement on November 6, 2001 with representatives of the several purchasers named in the original note purchase agreement, for the benefit of the holders from time to time (including the initial purchasers) of the original notes. In the exchange and registration rights agreement, we and Bowater agreed, for the benefit of the holders of the original notes, to file with the SEC a registration statement with respect to an issue of notes evidencing the same indebtedness as the original notes, identical in all material respects to the original notes, except that the exchange notes will not be subject to transfer restrictions, and will not have registration rights or accrue additional interest as liquidated damages. We and Bowater agreed to use our best efforts to cause that registration statement to be declared effective under the Securities Act by April 5, 2002. We and Bowater have filed the registration statement of which this prospectus is a part for the purpose of fulfilling our obligations under the exchange and registration rights agreement. Bowater has filed a copy of the exchange and registration rights agreement and we incorporate it by reference into this prospectus and as an exhibit to the registration statement of which this prospectus is a part.

        We are offering to holders of original notes the opportunity to exchange all of their original notes for exchange notes, the exchange notes representing new evidence of the same indebtedness as the original notes. For any original notes validly tendered to us pursuant to the exchange offer, the holder of such original notes will receive exchange notes which have a principal amount, interest rate, maturity date and other terms substantially identical to the principal amount, interest rate, maturity date and other terms of the tendered original notes. We will issue the exchange notes on or promptly after the expiration date of the exchange offer.

        The exchange offer will expire at 5:00 p.m., New York City time, on
January   , 2002, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

        Each holder of original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to represent that (1) it is not an "affiliate" of ours within the meaning of the Securities Act, (2) the exchange notes to be received by it were acquired in the ordinary course of its business, (3) at the time of the exchange offer, it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act. In addition, in connection with any resales of exchange notes, any broker-dealer who acquired the original notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. We and Bowater believe, based on positions taken by the SEC's staff in interpretive letters to third parties, that these participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of unsold allotments from the original sale of the original notes) with this prospectus. Under the exchange and registration agreement, we are required to allow participating broker-dealers to use this prospectus in connection with the resale of the exchange notes for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 150th day after the exchange offer has been completed or such time as such participating broker-dealers no longer own any exchange notes.

        If (1) on or prior to the time the exchange offer is completed existing SEC staff interpretations are changed such that the exchange notes or the related guarantee received by holders in the exchange offer for original notes are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act, (2) the exchange offer has not been completed by May 20, 2002 or (3) the exchange offer is not available to any holder of original notes, then, in each case, we and Bowater will:

     o in lieu of (or, in the case of clause (3) above, in addition to) conducting the exchange offer, file under the Securities Act as soon as practicable, but no later than 30 days after the time such obligation to file arises, a "shelf" registration statement covering resales of the original notes;

     o use our best efforts to cause the shelf registration statement to be declared effective no later than 150 days after we and Bowater file it; and

     o use our best efforts to keep effective the shelf registration statement until the earlier of two years after it is declared effective or such time as there are no longer any original notes outstanding.

        If we and Bowater file a shelf registration statement, we will provide to each applicable holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes. A holder that sells original notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). If we and Bowater fail to comply with the provisions of the exchange and registration rights agreement, as described above, then we must pay additional interest on the original notes at the rate of 0.25% per year until we cure the failure.

TERMS OF THE EXCHANGE OFFER

        We are offering to exchange up to $600,000,000 total principal amount of original notes for a like total principal amount of exchange notes. The original notes must be tendered properly and not withdrawn on or before the expiration date, which is 5:00 p.m.,

New York City time, on January , 2002, unless extended, in which case the expiration date will be the date and time to which we have extended the exchange offer. In exchange for original notes properly tendered and accepted, we will issue a like total principal amount of up to $600,000,000 in exchange notes.

        The exchange offer is not conditioned upon holders tendering a minimum principal amount of original notes. As of the date of this prospectus, $600,000,000 aggregate principal amount of original notes is outstanding.

        Holders of the original notes do not have any appraisal or dissenters' rights in the exchange offer. If holders do not tender original notes or if holders tender original notes that we do not accept, those original notes will remain outstanding. Any original notes will be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the exchange and registration rights agreement or liquidated damages in the form of additional interest on the original notes, except under limited circumstances.

        After the expiration date, we will return to the holder any tendered original notes that we did not accept for exchange due to, among other things, an invalid tender. See "--Procedures for Tendering Original Notes."

        Holders exchanging original notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the letter of transmittal, which describes the procedure for submitting original notes pursuant to the exchange offer. We will pay our own expenses incurred in connection with the performance of our obligations, other than certain taxes described below, in the exchange offer. See "--Fees and Expenses" for further information regarding fees and expenses.

        Neither we, Bowater, nor our respective boards of directors recommends that you tender or not tender original notes in the exchange offer. In addition, we have not authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if so, the aggregate amount of original notes to tender.

        We have the right, in accordance with applicable law, at any time:

     o  to delay the acceptance of the original notes;

     o to terminate the exchange offer if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

     o to extend the expiration date of the exchange offer and keep all original notes tendered other than those original notes properly withdrawn; and

     o  to waive any condition or amend the terms of the exchange offer.

        If we materially change the exchange offer, or if we waive a material condition of the exchange offer, we will promptly distribute a prospectus supplement to the holders of the original notes disclosing the change or waiver. We also will extend the exchange offer as required by Rule 14e-1 under the Securities Exchange Act of 1934.

        If we exercise any of the rights listed above, we will issue a release to an appropriate news agency and we will promptly give oral or written notice of the action to The Bank of New York, the exchange agent for this offer. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING ORIGINAL NOTES

 Valid Tender

        You may tender your original notes by book-entry transfer or, if you hold certificated securities, by other means, as described below. For book-entry transfer, you must deliver to the exchange agent either (1) a completed and signed letter of transmittal in the form that we are providing with this prospectus or (2) an Agent's Message. An "Agent's Message" means a message that:

     o is transmitted by The Depository Trust Company, New York, New York ("DTC"), to and received by the exchange agent,

     o forms a part of a book-entry confirmation (a confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC), and

     o states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that

               o the tendering participant has received and agrees to be bound by the letter of transmittal, and

               o we may enforce the letter of transmittal against the tendering participant.

        You must deliver your letter of transmittal by mail, facsimile, hand delivery or overnight carrier, or the Agent's Message, to the exchange agent on or before the expiration date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the original notes into the exchange agent's account at DTC using the automated tender offer program procedures for transfer, and obtain a confirmation of such a transfer or (2) follow the guaranteed delivery procedures described below under "-- Guaranteed Delivery Procedures."

        If you tender less than all of your original notes, you should fill in the principal amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all original notes that you hold.

        To tender your original notes other than by book-entry transfer, you must deliver a completed and signed letter of transmittal to the exchange agent. You must deliver the letter of transmittal by mail, facsimile, hand delivery or overnight courier to the exchange agent on or before the expiration date. In addition, to complete a valid tender you must either (1) deliver your original notes to the exchange agent on or before the expiration date, or (2) follow the guaranteed delivery procedures set forth below under "--Guaranteed Delivery Procedures."

        Delivery of required documents by whatever method you choose is at your sole risk. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent. If delivery is by mail, then registered mail, return receipt requested, properly insured, or an overnight delivery service is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

        In tendering original notes, you must represent and warrant in the letter of transmittal or in an Agent's Message that (1) you have full power and authority to tender, exchange, sell, assign and transfer original notes, (2) we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the original notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents we or the exchange agent request to complete the exchange, sale, assignment and transfer of the original notes and that you will comply with your obligations under the exchange and registration rights agreement.

        If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the original notes in your name or (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your original notes.

Signature Guarantees

        You do not need to endorse certificates for the original notes or provide signature guarantees on the letter of transmittal unless (1) someone other than the registered holder tenders the certificate or (2) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (1) or (2) above, you must sign your original notes or provide a properly executed bond power, with the signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible guarantor institutions include:

     o  a bank;

     o a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

     o  a credit union;

     o a national securities exchange, registered securities association or clearing agency; or

     o a savings association that is a participant in a securities transfer association.

Guaranteed Delivery Procedures

        If you want to tender your original notes in the exchange offer and (1) the certificates for the original notes are not immediately available or all required documents are unlikely to reach the exchange agent on or before the expiration date or (2) a book-entry transfer cannot be completed in time, you may tender your original notes if you comply with the following guaranteed delivery procedures:

     o  the tender is made by or through an eligible guarantor institution;

     o you deliver a properly completed and signed notice of guaranteed delivery in the form provided with the letter of transmittal to the exchange agent on or before the Expiration Date; and

     o you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed letter of transmittal to the exchange agent within three New York Stock Exchange trading days after you execute the notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery by hand, facsimile or mail to the exchange agent, and you must include a guarantee by an eligible guarantor institution in the form described in the notice.

        Our acceptance of properly tendered original notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

        We will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered original notes. Our resolution of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) is final and binding on all parties. A tender of original notes is invalid until all irregularities have been cured or waived. Neither we, the exchange agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will we or they be liable for failing to give any such notice. We reserve the right, in our sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. We also reserve the right, in our sole and absolute discretion, to waive any of the conditions of the exchange offer or any condition or irregularity in the tender of original notes by any holder. We need not waive similar conditions or irregularities in the case of other holders.

        If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole and absolute discretion, of his or her authority to so act.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

        We will issue exchange notes to the exchange agent for original notes tendered and accepted and not withdrawn promptly after the expiration date. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

        We will be deemed to have exchanged original notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of their acceptance. The exchange agent is an agent for us for receiving tenders of original notes, letters of transmittal and related documents. The exchange agent is also an agent for tendering holders for receiving original notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. If, for any reason, we (1) delay the acceptance or exchange of any original notes, (2) extend the exchange offer or (3) are unable to accept or exchange original notes, then the exchange agent may, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original notes. Original notes retained by the exchange agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

RESALES OF EXCHANGE NOTES

        We are exchanging the original notes for exchange notes based upon the position of the staff of the SEC set forth in interpretive letters to third parties in other similar transactions. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties. Based on the staff's letters to other parties, we believe that holders of exchange notes, other than broker-dealers, can offer the exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, other than as described below.

        Any holder of original notes who is our "affiliate" within the meaning of the Securities Act or who intends to distribute exchange notes, or any broker-dealer who purchased original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

     o cannot rely on the staff's interpretations in the above-mentioned interpretive letters;

     o  cannot tender  original notes in the exchange offer; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the original notes, unless the sale is exempt.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

        If you want to exchange your original notes, you will be required to affirm that:

     o  you are not our "affiliate" within the meaning of the Securities Act;

     o you are acquiring the exchange notes in the ordinary course of your business;

     o you have no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act; and

     o you are not and have not engaged in, and do not intend to engage in, a distribution of the exchange notes within the meaning of the Securities Act.

        In addition, we may require you to provide information regarding the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) of the original notes.

        Each broker-dealer that receives exchange notes for its own account must acknowledge that it acquired the original notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Based on the position taken by the SEC's staff in certain interpretive letters to third parties, we believe that broker-dealers who acquired original notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange notes with a prospectus meeting the requirements of the Securities Act. Accordingly, we believe that a broker-dealer may use this prospectus to satisfy such requirements. We have agreed that, for a period beginning when the exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 150th day after the exchange offer has been completed or such time as participating broker-dealers no longer own any exchange notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for further information. A broker-dealer intending to use this prospectus in the resale of exchange notes must notify us of this intention, on or prior to the expiration date. This notice may be given in the letter of transmittal or may be delivered to the exchange agent. Any participating broker-dealer who is our "affiliate" within the meaning of the Securities Act may not rely on the staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling exchange notes.

        If you have notified us that you are a broker-dealer and intend to use this prospectus in the resale of exchange notes, we will advise you of:

     o any SEC request for amendments or supplements to the registration statement or this prospectus or for additional information;

     o the SEC's issuance of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and

     o our receipt of any notification with respect to the suspension of the qualification of the exchange notes in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

Upon the occurrence of any of these events, we agree to notify you, if applicable, to suspend use of this prospectus and we will prepare, as soon as practicable, a post-effective amendment to the registration statement or an amendment or supplement to this prospectus or file any other required document so that, as subsequently delivered to purchasers of the exchange notes, this prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements in this prospectus, in the light of the circumstances under which they were made, not misleading. In such circumstances, you agree that you shall suspend use of this prospectus until we have amended or supplemented the prospectus so that it does not contain any such untrue statement or omission.

WITHDRAWAL RIGHTS

        You can withdraw tenders of original notes at any time on or before the expiration date.

        For a withdrawal to be effective, you must deliver a notice of withdrawal by mail, facsimile, hand delivery or overnight carrier to the exchange agent on or before the expiration date. The notice of withdrawal must specify the name of the person tendering the original notes to be withdrawn, the total principal amount of original notes withdrawn, and the name of the registered holder of the original notes if different from the person tendering the original notes. If you delivered original notes to the exchange agent, you must submit the serial numbers of the original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of original notes tendered for the account of an eligible guarantor institution. If you tendered original notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original notes and you must deliver the notice of withdrawal to the exchange agent by written or facsimile transmission. You may not rescind withdrawals of your tender of original notes. Original notes properly withdrawn may again be tendered at any time on or before the expiration date.

        We will determine all questions regarding the validity, form and eligibility of withdrawal notices. Our determination will be final and binding on all parties. Neither we, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we or they be liable for failing to give any such notice. Withdrawn original notes will be returned to the holder after withdrawal.

INTEREST ON EXCHANGE NOTES

        The exchange notes will bear interest at a rate of 7.95% per annum, payable semi-annually, on May 15 and November 15 of each year, commencing May 15, 2002, to the person in whose names the exchange notes are registered at the close of business on May 1 and November 1, as the case may be, next preceding such interest payment date. Holders of exchange notes will receive interest on May 15, 2002 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued, but unpaid, interest on the original notes. Interest on the original notes accepted for exchange will cease to accrue upon issuance of the exchange notes. The exchange notes are not entitled to any sinking fund.

CONDITIONS TO THE EXCHANGE OFFER

        If we reasonably believe that:

     o the staff of the SEC no longer allows the exchange notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act; or

     o a governmental body passes any law, statute, rule or regulation which, in our opinion, prohibits or prevents the exchange offer; or

     o the SEC or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

     o we are unable to obtain any governmental approval that we believe is necessary to complete the exchange offer,

then we may (1) terminate the exchange offer, whether or not any original notes have been accepted for exchange, (2) waive any condition to the exchange offer or (3) amend the terms of the exchange offer in any respect. Our failure at any time to exercise any of the foregoing rights will not waive such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. Notwithstanding the foregoing, we do not intend to terminate the exchange offer if none of the foregoing conditions has occurred.

EXCHANGE AGENT

        We appointed The Bank of New York as exchange agent for the exchange offer. Holders should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent addressed as follows:

--------------------------------------------------------------------------------
        By Mail:              By Overnight Courier or Hand:      By Facsimile:
--------------------------------------------------------------------------------
    The Bank of New York         The Bank of New York
 Corporate Trust Operations   Corporate Trust Operations         (212) 235-2261
    Reorganization Unit           Reorganization Unit
15 Broad Street, 16th Floor         15 Broad Street                 Confirm:
     New York, NY 10007               Lobby Level                (212) 235-2358
     Attn: Mr. Kin Lau            New York, NY 10007
                                   Attn: Mr. Kin Lau
-------------------------------------------------------------------------------


FEES AND EXPENSES

        We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses in forwarding copies of this prospectus and related documents to holders of original notes, and in handling or forwarding tenders for exchange.

        We will pay the transfer taxes for the exchange of the original notes in the exchange offer. If, however, exchange notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of original notes in the exchange offer, then the tendering holder must pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the letter of transmittal, the taxes will be billed directly to the tendering holder.

        We will not make any payment to brokers, dealers or other persons for soliciting acceptances in the exchange offer.

ACCOUNTING TREATMENT

        We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.
We intend to amortize the expenses of the exchange offer and issuance of the original notes over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

        If you do not exchange your original notes for exchange notes pursuant to the exchange offer, your original notes will continue to be subject to the restrictions on transfer as described in the legend on those notes, but you will no longer have the exchange and registration rights and your original notes will not accrue additional interest as liquidated damages. In general, original notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the transfer of the original notes under the Securities Act.

        Because we anticipate that most holders of original notes will elect to exchange their notes for exchange notes, we expect the liquidity of the market, if any, for the original notes remaining outstanding after the completion of the exchange offer will be substantially limited.

                             BUSINESS AND PROPERTIES


BOWATER INCORPORATED

        Bowater is a global leader in the manufacture, sale and distribution of newsprint. Bowater also manufactures, sells and distributes uncoated groundwood specialty paper, coated groundwood paper, market pulp and lumber. As a result of Bowater's acquisition of Alliance, Bowater has 12 pulp and paper mills in the United States, Canada and South Korea and 13 North American sawmills that produce softwood and hardwood lumber. Bowater manages and controls approximately
1.6 million acres of timberlands in the United States and Canada and has 32 million acres of timber cutting rights in Canada to support these facilities. Bowater has agreed to sell approximately 112,000 acres and leasehold interests in approximately 5,000 acres of timberlands for aggregate consideration of approximately $108 million.

        Overview. Bowater has five divisions: the Newsprint Division, the Coated and Specialty Papers Division, the Pulp Division, the Forest Products Division and the Canadian Forest Products Division. Except for the Pulp Division, each division is responsible for the sales and marketing of distinct product lines and the operation of certain manufacturing sites. The Pulp Division is primarily a remarketing and distribution division.

        The following table sets forth, pro forma for the Alliance acquisition, certain sales and production data for Bowater for the year ended December 31, 2000.


PRODUCT                                 SALES (IN   SALES (PERCENT   PRODUCTION
-------                                 MILLIONS)     OF TOTAL)       CAPACITY
                                        ---------     ---------       --------
Newsprint                                $1,749       53%          3,397,000 mt
Coated and specialty papers               $ 759       23%          1,143,000 mt
Market pulp                               $ 561       17%          1,259,000 mt
Lumber, timber and other wood products    $ 231        7%          1,031,000 mbf

-----------------

mt: metric tons       mbf:  thousands of board feet

        Newsprint Division. The Newsprint Division operates six manufacturing sites in the United States, Canada and South Korea. The principal product line at these manufacturing sites is newsprint, but several of the sites also produce market pulp and uncoated groundwood specialties. The Division is responsible for the worldwide marketing and sales of newsprint. Bowater is the largest manufacturer of newsprint in the United States and the second largest in North America. After the Alliance acquisition, Bowater has approximately 20% market share in the North American newsprint market.

        Coated and Specialty Papers Division.  The Coated and Specialty
Papers Division operates a manufacturing site that produces coated groundwood paper, newsprint, market pulp and uncoated groundwood specialties and a coating facility. Both of the facilities are located in the United States. The Division is building a second coating facility in the United States, which will be completed in 2002. The Division is responsible for the marketing and sales of coated and uncoated groundwood specialty papers produced by those facilities and by the facilities operated by the Newsprint Division and the Canadian Forest Products Division.

        Pulp Division. The Pulp Division markets and distributes market pulp produced at the operations of Bowater's Newsprint Division and Coated and Specialty Papers Division at Calhoun, Tennessee; Catawba, South Carolina; Thunder Bay, Ontario; and Coosa Pines, Alabama. The Division sells northern and southern kraftwood pulp and fluff pulp. The financial results for the production and sale of market pulp are included in the financial results of the Newsprint Division and the Coated and Specialty Papers Division, depending upon which site manufactures the product.

        Forest Products Division. The Forest Products Division manages 1.3 million acres of timberland owned or leased in the United States (including timberlands that Bowater has agreed to sell, as described above) and Canada and over 8 million acres of Crown-owned land in Canada on which Bowater has cutting rights. The Division also operates three softwood sawmills, supplies wood fiber to Bowater's pulp and paper production sites and markets timber and lumber in North America.

        Canadian Forest Products Division. The Canadian Forest Products Division operates four manufacturing sites in Canada. Bowater acquired a significant portion of these operations in connection with its acquisition of Alliance as described below. The principal product lines at these manufacturing sites are newsprint and uncoated groundwood specialties. The Division is also responsible for Bowater's 10 sawmill operations in Quebec and New Brunswick and for all lumber sales from Bowater's Canadian sawmills. The Division manages 400,000 acres of timberland owned in Canada and about 24 million acres of Crown-owned land in Canada on which Bowater has cutting rights.

        The principal offices of Bowater are at 55 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that address is
(864) 271-7733.

PROPERTIES

        The following table lists Bowater's mills by location and does not give effect to the Alliance acquisition:

MILLS BY
GEOGRAPHICAL                                                       APPROXIMATE
REGION            MILL LOCATION               MILL TYPE          ANNUAL CAPACITY
------            -------------               ---------          ---------------

United States     Usk, Washington             Newsprint              253,000 mt
                  Grenada, Mississippi        Newsprint              244,000 mt
                  Albertville, Alabama        Lumber                 99,000 mbf
                  Calhoun, Tennessee          Newsprint/Specialty    774,000 mt
                                              Market pulp            199,000 mt
                  Catawba, South Carolina     Coated paper           325,000 mt
                                              Market pulp            245,000 mt
                                              Newsprint/Specialty    247,000 mt
                  Benton Harbor, Michigan     Paper coating          126,000 mt
Canada            Thunder Bay, Ontario        Newsprint              501,000 mt
                                              Market pulp            544,000 mt
                  Gatineau, Quebec            Newsprint              518,000 mt
                  Maniwaki, Quebec            Lumber                 79,000 mbf
                  Dalhousie, New Brunswick    Newsprint              239,000 mt
                  Liverpool, Nova Scotia      Newsprint              251,000 mt
                  Oakhill, Nova Scotia        Lumber                110,000 mbf
Asia              Mokpo, South Korea          Newsprint              276,000 mt

--------------
mt: metric tons              mbf: thousands of board feet


    As a result of the Alliance acquisition, Bowater acquired the following mills:

MILLS BY
GEOGRAPHICAL                                                       APPROXIMATE
REGION              MILL LOCATION               MILL TYPE       ANNUAL CAPACITY
------              -------------               ---------       ---------------

United States       Coosa Pines, Alabama        Newsprint          320,000 mt
                                                Market Pulp        272,000 mt
                    Westover, Alabama           Lumber             58,000 mbf
Canada              Dolberau, Quebec            Specialty          220,000 mt
                    Donnacona, Quebec           Specialty          245,000 mt
                    Mastassini, Quebec          Lumber            175,000 mbf
                    Saint-Felicien, Quebec      Lumber            160,000 mbf
                    Degelis, Quebec             Lumber             60,000 mbf
                    Baker Brook, New Brunswick  Lumber             75,000 mbf
                    Riviere-Bleue, Quebec       Lumber             30,000 mbf
                    Lac-des-Aigles, Quebec      Lumber             20,000 mbf
                    Price, Quebec               Lumber             85,000 mbf
                    Girardville, Quebec         Lumber             30,000 mbf
                    Baie-Trinite, Quebec        Lumber             50,000 mbf

--------------
mt: metric tons              mbf: thousands of board feet

ACQUISITION OF ALLIANCE FOREST PRODUCTS INC.

        Bowater completed the acquisition of all of the outstanding capital stock of Alliance on September 24, 2001. Following this acquisition, Bowater changed Alliance's name to Bowater Canadian Forest Products Inc.

        The aggregate purchase price to shareholders for the acquisition was approximately $486 million, consisting of 5,035,863 shares of Bowater's common stock (including Toronto Stock Exchange listed shares exchangeable on a one-for-one basis for shares of Bowater's common stock) and $251 million in cash. Bowater also repaid approximately $273 million of Alliance's outstanding debt. Bowater financed the cash portion of the purchase price and the debt repayment with $500 million of borrowings under a bridge credit agreement. Bowater repaid those borrowings with funds derived from the sale of the original notes. See "Use of Proceeds."

        Bowater expects that the acquisition will increase earnings. Bowater expects to achieve annual cost savings and operating synergies in connection with the acquisition of approximately $60 million by the end of 2002. Through this acquisition, Bowater has increased its annual newsprint, coated and uncoated groundwood specialty papers capacity to approximately 4.6 million metric tons, and Bowater has increased its annual lumber capacity to approximately 1.0 billion board feet.

BOWATER CANADA FINANCE CORPORATION

        We are an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada, and a wholly-owned subsidiary of Bowater. Bowater formed us for the purpose of providing financing to Bowater in Canada. We have no independent operations, our only material liabilities consist of the original notes, and our only material assets consist of our ownership interests in indirect wholly-owned subsidiaries of Bowater Incorporated.

        Our principal offices are c/o Bowater Incorporated at 55 East Camperdown Way, Greenville, South Carolina 29601, and our telephone number at that address is (864) 271-7733.


RECENT DEVELOPMENTS

        In November 2001, Bowater completed the sale of four subsidiaries that own or lease approximately 147,000 acres of timberland in North Carolina, South Carolina, Georgia and Tennessee, for aggregate consideration of $121.6 million, to two purchasers in separate transactions.

        On January 1, 2002, Bowater anticipates amalgamating Alliance with its wholly-owned indirect subsidiary, Bowater Pulp and Paper Canada Inc. The resulting amalgamated company will be called "Bowater Canadian Forest Products Inc."

                        DESCRIPTION OF THE EXCHANGE NOTES


GENERAL

        We will issue the exchange notes under an indenture, which is a contract among us, Bowater, as guarantor, and The Bank of New York, as trustee. The trustee's main role is to enforce your rights against us if we or Bowater default. We describe some limitations on the extent to which the trustee acts on your behalf under "--Events of Default-- Remedies if an Event of Default Occurs." The trustee will also act as registrar, paying agent and authenticating agent, and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

        The following description of the provisions of the indenture is only a summary. This summary is not complete. We recommend that you read the entire indenture carefully before exchanging your original notes for exchange notes. In the summary below, we have included references to some sections of the indenture so that you can easily locate these provisions. You can obtain a copy of the indenture by following the directions under the caption "Where You Can Find More Information about Bowater Incorporated" on page 1 of this prospectus.

        The Trust Indenture Act of 1939 applies to the indenture, and we refer you to the Trust Indenture Act for additional terms and definitions that apply.

        Some of the terms used in this section are defined in "-- Definitions for Restrictive Covenants" below.

PRINCIPAL, MATURITY AND INTEREST

        The exchange notes will be a series of debt securities under the indenture. The amount of debt securities we can issue under the indenture is unlimited. We will issue the exchange notes in an initial aggregate principal amount of the original notes tendered in the exchange offer, up to $600,000,000. However, we may issue additional notes of the same series as the exchange notes without your consent and without notifying you. Any such additional notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the exchange notes. Any such additional notes, together with the exchange notes and the original notes, will constitute a single series of debt securities under the indenture. The exchange notes will be issued in principal amounts of $1,000 and any integral multiple thereof.

        The exchange notes will mature on November 15, 2011. Interest will accrue from the issue date of the exchange notes at a rate equal to 7.95% per year. In addition, holders of exchange notes will receive an amount equal to the accrued, but unpaid, interest on the original notes. We will pay interest on the exchange notes on May 15 and November 15 of each year, beginning on May 15, 2002. The exchange notes will not be entitled to any sinking fund.

RANKING

        The exchange notes are not secured by any of our property or assets. The exchange notes will be senior unsecured obligations and will rank equally with our existing and future senior unsecured debt and effectively will be junior to our existing and future senior secured debt. Upon completion of this offering, we will not have any senior secured or unsecured debt outstanding other than the exchange notes and, to the extent that any remain unexchanged, the original notes.

BOWATER'S GUARANTEES

        Bowater will unconditionally and irrevocably guarantee the payment of all principal and interest on the exchange notes. Bowater's guarantees of the exchange notes will not be secured by any of its property or assets. Bowater's guarantees of the exchange notes will be a senior unsecured obligation of Bowater and will rank equally with all its existing and future senior unsecured debt (including the original notes) and effectively will be junior to its entire existing and future senior secured debt. As of September 30, 2001, Bowater had no senior secured debt and senior unsecured debt totaling $1,843.8 million (which includes $62.8 million of guarantees).

        In general, the guarantees provide that if we fail to pay any interest payment or the principal of the notes when due and payable, Bowater will, without any action by the trustee or any holder of the notes, pay the amount of the interest payment or the principal then due. The guarantees will not require you to take any action or institute any proceeding against us in order to demand or receive payments under the guarantees. Although upon making any such payment, Bowater will be subrogated to your rights against us for any payment of interest or principal we fail to make, Bowater will not be entitled to make a claim against us with respect to those rights until the notes have been paid in full.

OPTIONAL REDEMPTION

        We may redeem some or all of the notes at any time. If we choose to redeem any notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

     o  100% of the principal amount of the notes being redeemed; or

     o the sum of the present values of the remaining scheduled payments of the principal of and interest on the notes being redeemed, discounted to the redemption date in accordance with standard market practice (on a semiannual compounding basis and assuming a 360-day year consisting of twelve 30-day months) at the treasury rate referred to below plus 45 basis points.

        If we choose to redeem any notes, we will mail a notice of redemption to you not less than 30 days and not more than 60 days before the redemption date. If we are redeeming less than all the notes, the trustee will select the particular notes to be redeemed by lot or pro rata or by another method the trustee deems fair and appropriate.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

        For purposes of calculating the redemption price in connection with the redemption of the notes on any redemption date, the following terms have the meanings set forth below:

        "Treasury rate" means the semiannual equivalent yield to maturity of the treasury security, referred to below, that corresponds to the treasury price referred to below, calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date.

        "Treasury security" means the United States Treasury security that the treasury dealer, referred to below, determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the notes being redeemed in a tender offer based on a spread to United States Treasury yields.

        "Treasury price" means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," except that:

     o if that release (or any successor release) is not published or does not contain that price information on that trading day; or

     o if the treasury dealer determines that price information is not reasonably reflective of the actual bid-side price for the treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.

        "Treasury dealer" means each of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (or their respective successors) or, if any of them (or their respective successors) refuses to act as treasury dealer for these purposes or ceases to be a primary government securities dealer, another nationally recognized investment banking firm that is a primary U.S. government securities dealer specified by us for these purposes.

        All determinations made by the treasury dealer with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

RESTRICTIVE COVENANTS

        We define some of the terms we use in the next two subsections below under "--Definitions for Restrictive Covenants."

        Limitation on liens. Neither Bowater nor any Restricted Subsidiary may create, incur, assume or suffer to exist any Lien upon any Principal Property, whether owned at the date of the indenture or acquired later, to secure any Indebtedness, without securing the notes (together with, if Bowater so determines, any Indebtedness of Bowater or any Restricted Subsidiary that is not subordinate to the notes and any debt securities of any other series then outstanding under the indenture) by that Lien equally and ratably with, or prior to, any and all other Indebtedness secured by it, so long as that Indebtedness is so secured.

        The foregoing restriction will not apply to Indebtedness secured solely by:

     o  Liens existing on the date of the indenture;

     o Liens on any property existing at the time Bowater or a Restricted Subsidiary acquires it;

     o  Liens in favor of Bowater or any wholly-owned Restricted Subsidiary;

     o Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

     o Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure all or part of such property, subject to certain limitations;

     o Liens securing obligations issued by a State, territory or possession of the United States or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel or in accordance with an Internal Revenue Service ruling, includible in gross income by reason of Section 103(a) of the Internal Revenue Code of 1986, as amended; and

     o any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses, subject to certain limitations.


        Bowater and its Restricted Subsidiaries may create, incur, assume or suffer to exist Liens securing any Indebtedness without equally and ratably securing the notes and other debt securities issued under the indenture provided that the aggregate amount of such Indebtedness and Attributable Debt with respect to Sale and Lease-Back Transactions does not exceed 10% of Bowater's Consolidated Net Tangible Assets.

        Limitation on Sale and Lease-Back Transactions. Neither Bowater nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transactions with respect to any Principal Property unless the aggregate amount of all Attributable Debt with respect to Sale and Lease-Back Transactions plus the aggregate amount of Indebtedness secured by Liens incurred without equally and ratably securing the notes pursuant to

"--Limitation on liens" above, would not exceed 10% of Bowater's Consolidated Net Tangible Assets. The foregoing restriction will not apply to, and there shall be excluded from Attributable Debt in any computation described herein or in "--Limitation on liens" with respect to Sale and Lease-Back Transactions if:

     o the lease in such Sale and Lease-Back Transaction is for a period, including renewal rights, of three years or less;

     o Bowater or any Restricted Subsidiary, within 180 days after the Sale and Lease-Back Transaction, applies an amount not less than the greater of the net proceeds of the Sale and Lease-Back Transaction or the fair value of the Principal Property at the time of the Sale and Lease-Back Transaction to (a) the prepayment or retirement of Funded Debt of Bowater or any of its Restricted Subsidiaries or (b) the purchase of other property which will constitute Principal Property, subject to certain limitations;

     o the lease in such Sale and Lease-Back Transaction secures or relates to obligations issued by a State, territory or possession of the United States or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel or in accordance with an Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code of 1986, as amended; or

     o such Sale and Lease-Back Transaction is entered into between Bowater and a wholly-owned Subsidiary or between wholly-owned Subsidiaries.


 DEFINITIONS FOR RESTRICTIVE COVENANTS

        "Attributable Debt" means, at the time any determination thereof is to be made, with respect to any lease under which Bowater or any of its Restricted Subsidiaries is liable, the total net amount of rent Bowater or its Restricted Subsidiary must pay under such lease during its remaining term, using a discount rate equal to the weighted average yield to maturity of the notes, compounded semiannually. By "net" amount of rent we mean the rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

        "Consolidated Net Tangible Assets" means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

     o  all current liabilities, and

     o all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,


all as set forth on the most recent quarterly balance sheet of Bowater and its consolidated subsidiaries and computed in accordance with accounting principles generally accepted in the United States.

        "Funded Debt" means (1) all Indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with accounting principles generally accepted in the United States (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized.).

        "Indebtedness" means, at any time, without duplication:

     o  all obligations for borrowed money,

     o all obligations evidenced by bonds, debentures, notes or other similar instruments, and

     o all obligations in respect of any letters of credit supporting any Indebtedness of others and guarantees of Indebtedness of others.


        "Lien" means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

        "Principal Property" means (1) any mill, converting plant, manufacturing plant or other facility owned on the date of the indenture or thereafter acquired by Bowater or any Restricted Subsidiary that is located within the continental United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which, on the date as of which the determination is being made, exceeds 1% of Bowater's Consolidated Net Tangible Assets, and (2) Timberlands, in each case other than:

     o any property which, in the opinion of Bowater's board of directors as evidenced by a board resolution, is not of material importance to the business conducted by Bowater and its Restricted Subsidiaries as an entirety,

     o a portion of any property which, in the opinion of Bowater's board of directors as evidenced by a board resolution, is not of material importance to the use or operation of such property, or

     o  any oil, gas or other minerals or mineral rights.


        "Realty Subsidiary" means a subsidiary engaged primarily in the development and sale or financing of real property.

        "Restricted Subsidiary" means a subsidiary of Bowater (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the continental United States and (2) which owns a Principal Property, but does not include a Realty Subsidiary.

        "Sale and Lease Back Transaction" means any arrangement whereby Bowater or one of its subsidiaries has sold or transferred, or will sell or transfer, property to a third party and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

        "Timberlands" means any real property of Bowater or any Restricted Subsidiary located within the continental United States which contains (or upon completion of a growth cycle then in process is expected to contain) standing timber of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development or sale and not primarily for the production of any lumber or other timber products.

MERGERS AND SIMILAR EVENTS

        Neither we nor Bowater may consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     o the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia or, in our case, the Province of Nova Scotia, Canada;

     o the successor person expressly assumes our obligations on the notes and under the indenture or Bowater's obligations under guarantees and under the Indenture as the case may be;

     o after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing; and

     o immediately after giving effect to the transaction, either we or the successor person shall take all necessary steps to bring any secured Indebtedness into compliance with the limitation on liens covenant.

MODIFICATION AND WAIVER

        We and the trustee can modify and amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding original notes and exchange notes, taken together. However, we may not, without the consent of each holder of the original notes and the exchange notes:

     o  change the stated maturity of the principal or interest on a note;

     o  reduce any amounts due on a note;

     o reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

     o  change the place or currency of payment on a note;

     o  impair your right to sue for payment;

     o reduce the percentage of holders of the notes whose consent is needed to modify or amend the indenture;

     o reduce the percentage of holders of the notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

     o modify any other aspect of the provisions dealing with modification and waiver of the indenture.

        We and the trustee may also modify and amend the indenture without your consent in limited circumstances such as clarifications and changes that would not adversely affect you.

        The holders of a majority of the principal amount of the outstanding notes may waive our and Bowater's compliance with the restrictive covenants in the indenture. The holders of at least a majority of the principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default under the indenture, except:

     o a default in the payment of principal of, premium, if any, or interest on the notes; and

     o a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding note.


        We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture in accordance with applicable laws. In limited circumstances, the trustee will be entitled to set a record date for action by you. If we or the trustee set a record date for a vote or other action to be taken by you, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it sets the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

        You should consult your bank or broker for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

REPORTS

        Whether or not we and Bowater are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Bowater will deliver to the trustee within 5 days after Bowater is (or would have been if Bowater were subject to such reporting obligations) required to file with the SEC, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if Bowater were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by its certified independent public accountants as such reports would be required in such filings, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which Bowater is or would have been required to file with the SEC.

DEFEASANCE

        Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves and Bowater from any payment or other obligations on the notes and the guarantees, which we call full defeasance, if we put in place the following other arrangements for repayment of the notes:

     o We must deposit in trust for your benefit a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

     o There must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back the notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes given back to us.

     o We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

        Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released and have Bowater and its other subsidiaries released from some of the restrictive covenants in the notes. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

     o We must deposit in trust for your benefit a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

     o We must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves.


        If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply:

     o Bowater's promises regarding conduct of its business previously described above under "-- Restrictive Covenants;"

     o  Bowater's obligations previously described above under "-- Reports;"

     o the conditions that apply when either we or Bowater merge or engage in similar transactions, as previously described above under "-- Mergers and Similar Events;"

     o the events of default relating to breach of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under "-- Events of Default".


        If we accomplish covenant defeasance, you can still look to us for repayment of the exchange notes (and to Bowater under the guarantees) if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our or Bowater's bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

EVENTS OF DEFAULT

        The term "event of default" means any of the following:

     o  we do not pay interest on a note within 30 days of its due date;

     o  we do not pay the principal or any premium on a note on its due date;

     o either we or Bowater fail to perform any restrictive covenant or other term of the indenture for 60 days after receipt of notice of such breach from the trustee or holders of at least 25% of the principal amount of the notes outstanding;

     o Bowater repudiates its obligations under its guarantees of the notes or the guarantees become unenforceable or invalid or are no longer in full force and effect; or

     o either we or Bowater file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.


        Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% of the principal amount of the outstanding notes may declare the entire principal amount of all the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability satisfactory to the trustee, which is called an indemnity. If reasonable indemnity is provided, the holders of a majority of the principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture.

        Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

     o you must give the trustee written notice that an event of default has occurred and remains uncured;

     o the holders of 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

     o the holders of a majority in principal amount of all outstanding notes must not have given the trustee any direction inconsistent with that request; and

     o the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity.


        You are, however, entitled at any time to bring a lawsuit for the payment of money due on your notes on or after its due date.

        We will furnish to the trustee every year a written statement regarding our performance of our obligations under the indenture and any default in such performance.

THE TRUSTEE

        The trustee's current address is 5 Penn Plaza, 13th Floor, New York, New York 10001, Attn: Corporate Trust Administration.

        The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW

        The indenture, the notes, and the guarantees of the notes will be governed by and construed in accordance with the laws of the State of New York.

FORM AND DENOMINATIONS

        THE GLOBAL NOTES

        We will issue the exchange notes in the form of one or more global debt securities, in fully registered form, without interest coupons.

        The global notes and any notes issued in exchange therefor will be subject to certain restrictions on transfer set forth in the global notes and in the indenture and will bear the legend regarding such restrictions set forth under the heading "Notice to Investors" below.

        You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

        What is a Global Security? A global security, such as the global note, is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary.

        Special Investor Considerations for Global Securities. Because you, as an investor, will not be a registered legal holder of the global note, your rights relating to the global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. We will not recognize a typical investor as a legal owner of the notes and instead will deal only with the trustee and DTC, the depositary that is the registered legal holder of the global note.

        You should be aware that as long as the notes are issued only in the form of a global security:

     o  You cannot get the notes registered in your own name.

     o  You cannot receive physical certificates for your interest in the notes.

     o You will not be a registered legal holder of the notes and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

     o You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

     o As an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot get physical certificates representing those interests.

     o DTC's policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the global note. Neither we nor the trustee has any responsibility for any aspect of DTC's actions or for its records of ownership interests in the global note. Also, neither we nor the paying agent supervise DTC in any way.

     o DTC will require that interests in the global note be purchased or sold within its system using same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.


        Description of DTC.  DTC has informed us that:

     o DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Securities Exchange Act of 1934.

     o DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations including Euroclear and Clearstream. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

     o  DTC's rules are on file with the SEC.

     o DTC's records reflect only the identity of the account holder to whose accounts beneficial interests in the global note are credited. These account holders may or may not be the owners of the beneficial interests so recorded. The account holders will be responsible for keeping account of their holdings on behalf of their beneficial owners.

        DEFINITIVE NOTES

        In a few special situations described in the next paragraph, the global note will terminate and your interests in it will be exchanged for physical certificates representing the exchange notes. After that exchange, the choice of whether to hold the exchange notes directly or in "street name" (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the exchange notes transferred to your own name if you wish to be a direct legal holder of the exchange notes.

        We will cause definitive exchange notes to be issued in exchange for the global note if DTC notifies us that:

     o it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note, or it has ceased to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days; or

     o an event of default with respect to the notes has occurred and is continuing as described under "-- Events of Default"; or

     o we decide in our sole discretion not to have any of the exchange notes represented by the global note.


        We would issue definitive exchange notes in this way:

     o  in fully registered form;

     o  without interest coupons; and

     o  in denominations of multiples of $1,000.


        Any definitive exchange notes issued in this way would be registered in the names and denominations requested by DTC. Neither we, Bowater nor the trustee will be liable for any delay by DTC or any DTC participant or indirect participant in identifying the owners of notes, and each such person may conclusively rely on and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

PAYMENTS ON THE NOTES

        The Global Note. The paying agent will make payments of principal of, and interest on, the global note to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest on, the exchange notes will be payable in immediately available funds in U.S. dollars.

        We understand that it is DTC's current practice, upon DTC's receipt of any payment of principal of, or interest on, global securities such as the global note, to credit the accounts of DTC accounts holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC account holders to owners of beneficial interests in the global note held through these account holders will be the responsibility of the account holders, as is now the case with securities held for the accounts of customers registered in "street name."

        Cross-market transfers between the DTC account holders, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving security entitlements in relevant global notes in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's, Euroclear's or Clearstream's or their account holders' records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

        Holders of the exchange notes in "street name" and other owners of beneficial interests in the global note should consult their banks or brokers for information on how they will receive payments.

        Definitive Notes. Payment of the principal of definitive notes, if any exist, will be made at the office of the paying agent. Payment of the interest on definitive notes will be paid by check mailed to you, if you are a registered holder of the definitive notes. At the request of a registered holder of more than $1,000,000 principal amount of the definitive notes, payments of principal or interest may be made to that holder by wire transfer.

TRANSFER AND EXCHANGE OF THE NOTES

        The Global Note. Except as described below, the global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial Interests in the Global Note. Beneficial interests in the global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $1,000.

        Definitive Notes. You may present definitive exchange notes, if any exist, for registration of transfer or exchange at the corporate trust office of the trustee in the City of New York, which we have appointed as the security registrar and transfer agent for the notes.

SAME DAY SETTLEMENT AND PAYMENT

        Payments with respect to the principal of and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to DTC or, at DTC's discretion, its nominee in its capacity as the registered holder of the global note representing such notes under the indenture.

Under the terms of the indenture, we, Bowater, as guarantor of the notes, and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, none of us, Bowater or the trustee has or will have any responsibility or liability for the payment of such amounts to owners of security entitlements in a global note (including principal and interest). Payments by the DTC participants and the indirect participants to the owners of security entitlements in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the DTC participants or the indirect participants and DTC.

        Transfers between DTC participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing a security entitlement in a global note from a DTC participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of security entitlements in a global note by or through a Euroclear or Clearstream participant to a DTC participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                            UNITED STATES FEDERAL AND
                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following summaries are of a general nature only and are not intended to be and should not be construed as legal or tax advice to any prospective holders of exchange notes, and no representations with respect to the tax consequences to any particular holder of exchange notes are made hereby. Accordingly, prospective holders of exchange notes should consult with, and rely upon, their own tax advisors for advice with respect to the tax consequences to them of the exchange of original notes for exchange notes in light of their own particular circumstances, including any consequences arising under federal, state, provincial and local tax laws of the United States, Canada and any other taxing jurisdiction.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain of the U.S. federal income tax consequences of the exchange of original notes for exchange notes. This discussion applies only to beneficial owners of original notes that purchased the original notes at their "issue price" on the issue date in connection with the issue of the original notes and exchange such original notes for exchange notes in this exchange offer. Except where noted, this discussion deals only with original notes held as capital assets and does not apply to holders that are subject to special tax rules. For example, this discussion does not address:

     o tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting, corporations that accumulate earnings to avoid federal income tax, insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

     o tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

     o tax consequences to U.S. holders of notes whose "functional currency" is not the U.S. dollar;

     o  alternative minimum tax consequences; or

     o  any state or local tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code, existing and proposed regulations promulgated thereunder, and published rulings and judicial decisions, all as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, in which case U.S. federal income tax consequences may be different from those discussed below.

        You should consult your own tax advisors concerning the U.S. federal income tax consequences to you of the exchange of original notes for exchange notes, the ownership and disposition of exchange notes and any consequences arising under the tax laws of any state, local or other jurisdiction.

CONSEQUENCES TO UNITED STATES HOLDERS

        The following discussion summarizes certain U.S. federal tax consequences that will apply to you if you are a United States holder of original notes.

        "United States holder" means a beneficial owner of an original note who or that is:

     o  a citizen or resident of the United States;

     o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     o an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     o a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The Exchange. The exchange of original notes for exchange notes should not be treated as an exchange for United States federal income tax purposes. Therefore, an exchange note should be treated as a continuation of the corresponding original note and, as a result, an exchanging United States holder should not recognize any gain or loss on the exchange, and its holding period and basis in the exchange note would be the same as in the original note.

        Payments of Interest. Interest on an exchange note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

        The exchange notes will be treated as indebtedness of a U.S. obligor for U.S. federal income tax purposes and, as a result, interest on the notes generally will be treated as U.S. source income. Nonetheless, in the case of a United States holder that is entitled to benefits under the Canada-United States Tax Convention, as currently in effect, interest income on the exchange notes may, subject to certain restrictions and limitations, be treated as foreign source income for purposes of claiming a U.S. foreign tax credit for certain Canadian income taxes, if any, imposed on the holder.

        Sale, Exchange and Retirement of Notes. In general, your tax basis in an exchange note will be equal to your basis in the original note, reduced by any cash payments on that note other than stated interest. Upon the sale, exchange, retirement or



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


other disposition of an exchange note, you generally will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that you did not previously include in income, which will be taxable as ordinary income) and your adjusted tax basis in the orginal note. That gain or loss will be capital gain or loss and generally will be a U.S.
source gain or loss unless it is attributable to an office or other fixed place of business maintained by you outside the United States and certain other conditions are met. Capital gains of individuals derived in respect of capital assets held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the exchange notes and to the proceeds of sale of the exchange notes unless you are an exempt recipient (such as a corporation). A backup withholding tax at a rate equal to the fourth lowest income tax rate applicable for individuals (which, under current law, is 30.5% for 2001, 30% for 2002 and 2003, 29% for 2004 and 2005, 28% for 2006 and thereafter) will apply to such payments if you fail to provide a correct taxpayer identification number, certified under penalties of perjury, or certification of exempt status, or if you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

        The following is a discussion of certain of the U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of exchange notes. A non-United States holder is a beneficial owner of exchange notes other than a United States holder.

        U.S. Federal Withholding Tax. The 30% U.S. federal withholding tax will not apply to any payment to you of interest on the exchange notes, provided that:

     o you do not actually or constructively own 10% or more of the total combined voting power of all classes of Bowater's voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

     o you are not a controlled foreign corporation that is related, directly or indirectly, to Bowater through stock ownership; and

     o (1) you provide your name and address on an IRS Form W-8BEN, and certify, under penalty of perjury, that you are not a U.S. person, as defined in the Internal Revenue Code, or (2) you hold your exchange notes through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations.

        If you do not satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under an applicable tax treaty (in which case interest on the exchange notes will be subject to U.S. federal withholding tax at the applicable treaty rate) or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        The 30% U.S. federal withholding tax generally will not apply to any payment of principal or any gain that you realize on the sale, exchange, retirement or other disposition of the exchange notes.

        U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on the exchange notes beneficially owned by you at the time of your death, provided that, at the time of your death (a) you do not own, within the meaning of the Internal Revenue Code and the U.S. Treasury regulations, 10% or more of the total combined voting power of all classes of Bowater's voting stock, and (b) interest on the exchange notes would not have been effectively connected with the conduct by you of a trade or business in the United States.

        U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest on any Exchange Note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although generally exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Internal Revenue Code. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on exchange notes will be included in your earnings and profits.

        Any gain or income realized on the disposition of an exchange note generally will not be subject to U.S. federal income tax unless (a) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (b) in the case of gain, you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

        Information Reporting and Backup Withholding. Under U.S. Treasury regulations that became effective for payments made on or after January 1, 2001, backup withholding and information reporting will not apply to payments that we make or our paying agent (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described above).

        In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of an exchange note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Internal Revenue Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        General. This summary is of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Income Tax Regulations (which we refer to in this section as the Act and the Regulations, respectively) in effect on the date hereof generally applicable to a beneficial owner of original notes who exchanges such original notes for exchange notes pursuant to the exchange offer and who, for the purposes of the Act:

     o  deals with us at arm's-length;

     o  is neither resident nor deemed to be resident in Canada at any time; and

     o holds the notes as capital property and does not use or hold and is not deemed to use or hold the notes in a business that the Holder carries on, or is deemed to carry on, in Canada at any time.

We refer to such a beneficial owner below as a "Holder."

        Special rules that are not discussed in this summary may apply to a Holder that is an insurer carrying on business in Canada and in a country other than Canada. This summary is not applicable to a Holder that is a "financial institution," as defined by the Act for purposes of certain rules applicable to income, gain or loss arising from "mark-to-market property."

        We have based this summary on the current provisions of the Act and the Regulations, all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus and the current published administrative practices and policies of the Canada Customs and Revenue Agency. This summary assumes that the Act and the Regulations will be amended in accordance with the proposals as so announced, although no assurance of that can be given.

        This summary is not exhaustive of all possible Canadian federal income tax considerations, and except for the proposed amendments, does not take into account or anticipate any changes in law whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

        This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular Holder. Accordingly, holders of original notes considering exchanging their original notes for exchange notes are urged to consult their own tax advisors as to the particular tax consequences to them of participating in the exchange offer.

        Canadian Withholding Tax. Subject to the exception in the next paragraph, any amount paid or credited, or deemed to be paid or credited, by a resident of Canada as, on account or in lieu of payment of, or in satisfaction of interest to non-residents of Canada (other than certain persons carrying on business in Canada, to the extent provided in the Act and the Regulations) generally will be subject to a 25% non-resident withholding tax. The rate of such tax may be reduced through the application of international tax treaties or conventions to which Canada is a party, usually to a rate of 10% or 15%.

        Generally, interest (other than certain interest described in the Act) payable by a corporation resident in Canada to non-residents of Canada who deal at arm's-length with that corporation on an obligation where the evidence of indebtedness was issued by that corporation after June 23, 1975 is exempt from such withholding tax if under the terms of the obligation or any related agreement, the corporation may not under any circumstances be obliged to pay more than 25% of the principal amount of the obligation (or the aggregate principal amount of a number of obligations, identical in all respects but for their separate principal amounts, that comprise a single debt issue of obligations) within five years from the date of its issue except:

     o  in the event of a failure or default under such terms or agreement;
     o if the terms of the obligation or such agreement become unlawful or are changed by legislation or by a court, statutory board or commission;
     o if such a non-resident person exercises a right under the terms of the obligation or such agreement to convert the obligation into, or exchange the obligation for, a "prescribed security" under the Act and the Regulations for this purpose; or
     o  in the event of the death of the holder of the obligation.

        For purposes of the Act and the Regulations, we are treated as a corporation resident in Canada. We believe that interest (including any make-whole premium deemed to be interest) paid or credited (or deemed to be paid or credited for purposes of the Act) on an exchange note to a Holder will be exempt from Canadian withholding tax.

        In addition, no other taxes on income (including taxable capital gains) will be payable by a Holder in respect of the acquisition, ownership or disposition of an exchange note. The exchange of original notes for exchange notes will not result in any Canadian federal income tax consequences to a Holder.

                              PLAN OF DISTRIBUTION

        Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes to be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original notes who is our "affiliate" within the meaning of the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the staff set forth in the above-mentioned no-action letters, (2) will not be entitled to tender its original notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless the sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the SEC's staff would make a similar determination with respect to the original notes and exchange notes as it has in such no-action letters to third parties.

        Each holder of the original notes who wishes to exchange the original notes for exchange notes in the exchange offer will be required to represent that (1) it is not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) the exchange notes to be received by it will be acquired in the ordinary course of its business, (3) at the time of the commencement of the exchange offer, it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act and (4) it is not acting on behalf of any person who could not make all of the foregoing representations. In addition, in connection with any resales of exchange notes, any participating broker-dealer who acquired the original notes for its own account as a result of market-making or other trading activities and participates in the Exchange Offer must deliver a prospectus meeting the requirements of the Securities Act. Based upon no-action letters from the SEC's staff to third parties, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with this prospectus. Under the exchange and registration rights agreement, we are required to allow participating broker-dealers to use this prospectus in connection with the resale of exchange notes for a period beginning when the exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 150th day after the exchange offer has been completed or such time as participating broker-dealers no longer own any exchange notes.

        Neither we nor Bowater will receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 150 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We will pay our own expenses incurred in connection with the performance of our obligations in the exchange offer other than commissions or concessions of any brokers or dealers and other than certain taxes and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                              LEGAL AND TAX MATTERS

        Certain legal matters with respect to the exchange notes will be passed upon for us and Bowater by Carter, Ledyard & Milburn, Ernst & Young LLP (concerning Canadian income tax matters) and Cox Hanson O'Reilly Matheson (concerning matters of Nova Scotia law).


                                     EXPERTS

        The consolidated financial statements and schedule of Bowater and its subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Alliance as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference in this prospectus in reliance upon the report of Raymond Chabot Grant Thornton General Partnership, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or manner as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        The Restated Certificate of Incorporation of Bowater provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, Bowater shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of Bowater or is or was serving at the request of Bowater as a director or officer of another enterprise.

        Under insurance policies maintained by Bowater, directors and officers of Bowater may be indemnified against certain losses arising from certain claims, including claims under the Securities Act, which may be made against such persons by reason for their being such directors or officers.


ITEM 21.  EXHIBITS

        The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number     Description of Exhibits
------     -----------------------

1.1 Purchase Agreement dated as of October 31, 2001 by and among Bowater Canada Finance Corporation, Bowater Incorporated, Goldman, Sachs & Co., and J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I thereto (incorporated by reference to Exhibit 10.2 to Bowater's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 ("September 2001 Form 10-Q")).

4.1 Form of 7.95% Notes due 2011 of Bowater Canada Finance Corporation (included in Exhibit 4.3).

4.2 Form of guarantee of Bowater Incorporated with respect to 7.95% Notes due 2011 of Bowater Canada Finance Corporation (included in
           Exhibit 4.3).

4.3 Indenture, dated as of October 31, 2001, by and among Bowater Incorporated, as guarantor, Bowater Canada Finance Corporation, as issuer, and The Bank of New York, as trustee, with respect to the 7.95% Notes due 2011 (incorporated by reference to Exhibit 10.3 to Bowater's September 2001 Form 10-Q).

4.4 Exchange and Registration Rights Agreement, dated as of November 6, 2001, by and between Bowater Incorporated, Bowater Canada Finance Corporation and Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several purchasers referenced therein (incorporated by reference to Exhibit 10.4 to Bowater's September 2001 Form 10-Q).

5.1 Opinion of Carter, Ledyard & Milburn regarding the enforceability of the notes and the guarantees.

5.2 Opinion of Cox Hanson O'Reilly Matheson regarding legality of the notes.

8.1        Opinion of Ernst & Young LLP regarding tax matters.

8.2        Opinion of Carter, Ledyard & Milburn regarding tax matters.

12         Statement of Computation of Unaudited Ratio of Earnings to Fixed
           Charges.

23.1       Consent of Ernst & Young LLP (included in Exhibit 8.1).

23.2       Consents of Carter, Ledyard & Milburn (included in Exhibits 5.1 and
           8.2).

23.3       Consent of Cox Hanson O'Reilly Matheson (included in Exhibit 5.2).

23.4       Consent of KPMG LLP.

23.5       Consent of Raymond Chabot Grant Thornton General Partnership.

24         Power of Attorney.

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

99.1 Unaudited Pro Forma Condensed Combined Financial Statements of Bowater for the year ended December 31, 2000 and for the nine-month period ended September 30, 2001.

99.2       Form of Letter of Transmittal.

99.3       Form of Notice of Guaranteed Delivery.

99.4 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other nominees.

99.5       Form of Letter to Clients.

---------------

ITEM 22. UNDERTAKINGS

  1. The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  2. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

  3. The undersigned registrants hereby undertake to respond to any request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  4. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of one of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, Bowater Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, the State of South Carolina, on December 10, 2001.

                                            BOWATER INCORPORATED

                                            By: /s/Arnold M. Nemirow
                                               ---------------------------------
                                            Name:  Arnold M. Nemirow
                                            Title: Chairman, President and
                                                   Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                    TITLE                             DATE
--------------------------------------------------------------------------------

/s/Arnold M. Nemirow         Director, Chairman, President     December 7, 2001
--------------------         and Chief Executive Officer
Arnold M. Nemirow

/s/David G. Maffucci         Senior Vice President and Chief   December 7, 2001
--------------------         Financial Officer
David G. Maffucci

/s/Michael F. Nocito         Vice President and Controller     December 7, 2001
--------------------
Michael F. Nocito

    *                        Director                          December 7, 2001
-------------------
Francis J. Aguilar

    *                        Director                          December 7, 2001
-------------------
Richard Barth                                                  December 7, 2001

    *                        Director                          December 7, 2001
-------------------
Kenneth M. Curtis                                              December 7, 2001

    *                        Director                          December 7, 2001
-------------------
Cinda A. Hallman

SIGNATURE                    TITLE                             DATE
--------------------------------------------------------------------------------

    *                        Director                          December 7, 2001
-------------------
Charles J. Howard

    *                        Director                          December 7, 2001
-------------------
James L. Pate

    *                        Director                          December 7, 2001
-------------------
John A. Rolls

    *                        Director                          December 7, 2001
-------------------
Arthur R. Sawchuk

*/s/Anthony H. Barash
 -----------------
 Anthony H. Barash
 Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, Bowater Canada Finance Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, in the Sate of South Carolina, on December 10, 2001.

                                            BOWATER CANADA FINANCE CORPORATION

                                            By:/s/David G. Maffucci
                                               ----------------------------
                                            Name: David G. Maffucci
                                            Title: Director, President and
                                                   Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                             DATE
--------------------------------------------------------------------------------

/s/David G. Maffucci         Director, President and Chief     December 7, 2001
--------------------         Executive Officer
David G. Maffucci

/s/William G. Harvey         Director, Vice President,         December 7, 2001
--------------------         Treasurer and Chief Financial
William G. Harvey            Officer


/s/Michael F. Nocito         Director and Vice President       December 7, 2001
-------------------
Michael F. Nocito

                                  EXHIBIT INDEX

Exhibit
Number     Description of Exhibits
------     -----------------------

1.1 Purchase Agreement dated as of October 31, 2001 by and among Bowater Canada Finance Corporation, Bowater Incorporated, Goldman, Sachs & Co., and J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I thereto (incorporated by reference to Exhibit 10.2 to Bowater's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 ("September 2001 Form 10-Q")).

4.1 Form of 7.95% Notes due 2011 of Bowater Canada Finance Corporation (included in Exhibit 4.3).

4.2 Form of guarantee of Bowater Incorporated with respect to 7.95% Notes due 2011 of Bowater Canada Finance Corporation (included in
           Exhibit 4.3).

4.3 Indenture, dated as of October 31, 2001, by and among Bowater Incorporated, as guarantor, Bowater Canada Finance Corporation, as issuer, and The Bank of New York, as trustee, with respect to the 7.95% Notes due 2011 (incorporated by reference to Exhibit 10.3 to Bowater's September 2001 Form 10-Q).

4.4 Exchange and Registration Rights Agreement, dated as of November 6, 2001, by and between Bowater Incorporated, Bowater Canada Finance Corporation and Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several purchasers referenced therein (incorporated by reference to Exhibit 10.4 to Bowater's September 2001 Form 10-Q).

5.1 Opinion of Carter, Ledyard & Milburn regarding the enforceability of the notes and the guarantees.

5.2 Opinion of Cox Hanson O'Reilly Matheson regarding legality of the notes.

8.1        Opinion of Ernst & Young LLP regarding tax matters.

8.2        Opinion of Carter, Ledyard & Milburn regarding tax matters.

12         Statement of Computation of Unaudited Ratio of Earnings to Fixed
           Charges.

23.1       Consent of Ernst & Young LLP (included in Exhibit 8.1).

23.2       Consents of Carter, Ledyard & Milburn (included in Exhibits 5.1 and
           8.2).

23.3       Consent of Cox Hanson O'Reilly Matheson (included in Exhibit 5.2).

23.4       Consent of KPMG LLP.

23.5       Consent of Raymond Chabot Grant Thornton General Partnership.

24         Power of Attorney.

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

99.1 Unaudited Pro Forma Condensed Combined Financial Statements of Bowater for the year ended December 31, 2000 and for the nine-month period ended September 30, 2001.

99.2       Form of Letter of Transmittal.

99.3       Form of Notice of Guaranteed Delivery.

99.4 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other nominees.

99.5       Form of Letter to Clients.